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                                                                    EXHIBIT 2.1
                         ASSET SALE AND PURCHASE AGREEMENT

                                    BY AND AMONG


                        PETERSEN PUBLISHING COMPANY, L.L.C.,


                           CURTCO FREEDOM GROUP, L.L.C.,

 AND, FOR PURPOSES OF SECTION 4, SECTION 7.1(c), SECTION 7.7 AND SECTION 8 ONLY,

                   FREEDOM MAGAZINES, INC. AND CURTCO PUBLISHING

                        AND, FOR PURPOSES OF SECTION 8 ONLY,

                                 WILLIAM J. CURTIS


                           DATED AS OF DECEMBER 15, 1998


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                                 TABLE OF CONTENTS
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

     Section 1.     SALE AND PURCHASE OF ASSETS; CLOSING.  . . . . . . . . . . 1
     1.1       SALE AND PURCHASE OF ASSETS . . . . . . . . . . . . . . . . . . 1
     1.2       EXCLUDED ASSETS . . . . . . . . . . . . . . . . . . . . . . . . 3
     1.3       ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . . . . . . . 4
     1.4       CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     1.5       PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . . 7
     1.6       CLOSING DATE STATEMENT OF ASSETS AND LIABILITIES AND
               LISTING OF PURCHASED RECEIVABLES. . . . . . . . . . . . . . . . 7
     1.7       POST-CLOSING RECONCILIATION OF PURCHASED CURRENT ASSETS
               AND ASSUMED CURRENT LIABILITIES; BUYER'S RECONCILIATION
               LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . 7

     Section 2.     CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . .  10
     2.1       CONDITIONS TO OBLIGATION OF BUYER . . . . . . . . . . . . . .  10
     2.2       CONDITIONS TO OBLIGATION OF SELLER. . . . . . . . . . . . . .  12

     Section 3.     REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . .  13
     3.1       ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.2       AUTHORITY; CONSENTS AND APPROVALS; NO VIOLATION . . . . . . .  13
     3.3       ABSENCE OF UNDISCLOSED LIABILITIES. . . . . . . . . . . . . .  14
     3.4       PURCHASED ASSETS. . . . . . . . . . . . . . . . . . . . . . .  14
     3.5       ACCOUNTS RECEIVABLE . . . . . . . . . . . . . . . . . . . . .  15
     3.6       TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.7       COMPLIANCE WITH LAWS; LITIGATION. . . . . . . . . . . . . . .  15
     3.8       BROKERAGE . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.9       EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.10      CHANGES SINCE LATEST STATEMENT OF ASSETS AND LIABILITIES. . .  16
     3.11      ABSENCE OF CERTAIN DEVELOPMENTS.. . . . . . . . . . . . . . .  16
     3.12      CONTRACTS AND COMMITMENTS . . . . . . . . . . . . . . . . . .  18
     3.13      INTELLECTUAL PROPERTY RIGHTS. . . . . . . . . . . . . . . . .  20
     3.14      AFFILIATED TRANSACTIONS . . . . . . . . . . . . . . . . . . .  21

     Section 4.     AUTHORITY OF SELLER MEMBERS; CONSENTS AND APPROVALS; NO
                    VIOLATION. . . . . . . . . . . . . . . . . . . . . . . .  21

     Section 5.     REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . .  22
     5.1       ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . .  22
     5.2       AUTHORITY; CONSENTS AND APPROVALS; NO VIOLATION . . . . . . .  22
     5.3       BROKER. . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

     Section 6.     ADDITIONAL AGREEMENTS OF SELLER. . . . . . . . . . . . .  23
     6.1       ACCESS TO PROPERTIES AND RECORDS. . . . . . . . . . . . . . .  23
     6.2       CONDUCT OF BUSINESS PENDING THE CLOSING . . . . . . . . . . .  23

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
     6.3       SELLER'S PROVISION OF SERVICES TO BUYER DURING
               TRANSITION PERIOD.. . . . . . . . . . . . . . . . . . . . . .  24
     6.4       FURTHER TRANSFERS; TRANSITION ASSISTANCE. . . . . . . . . . .  25
     6.5       LICENSING OF CERTAIN COPYRIGHTED MATERIALS. . . . . . . . . .  26
     6.6       COOPERATION WITH RESPECT TO RR DONNELLEY AGREEMENT. . . . . .  26
     6.7       BUYER'S PAYMENT OF ACCOUNTS PAYABLE . . . . . . . . . . . . .  26
     6.8       SELLER'S CONTINUED DISTRIBUTION OF THEO BOOK. . . . . . . . .  26
     6.9       LICENSE TO DISTRIBUTE WORK-IN-PROGRESS REPRINTS . . . . . . .  27
     6.10      CERTAIN EMPLOYEE-RELATED OBLIGATIONS. . . . . . . . . . . . .  27

     Section 7.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . . . . . .  27
     7.1       INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER GROUP . .  27
     7.2       INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE . . . . . . . .  28
     7.3       INDEMNIFICATION FOR EXCLUDED  . . . . . . . . . . . . . . . .  29
     7.4       MATTERS INVOLVING THIRD PARTIES . . . . . . . . . . . . . . .  29
     7.5       DETERMINATION OF ADVERSE CONSEQUENCES.. . . . . . . . . . . .  30
     7.6       EXCLUSIVE REMEDY. . . . . . . . . . . . . . . . . . . . . . .  30
     7.7       SELLER MEMBERS' OBLIGATION WITH RESPECT TO PURCHASED ACCOUNTS
               RECEIVABLES . . . . . . . . . . . . . . . . . . . . . . . . .  30
     7.8       OBLIGATIONS UNDER SECTION 8.. . . . . . . . . . . . . . . . .  31

     Section 8.     COVENANT NOT TO COMPETE, SOLICIT . . . . . . . . . . . .  31

     Section 9.     DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . .  32

     Section 10.    MISCELLANEOUS AGREEMENTS . . . . . . . . . . . . . . . .  37
     10.1      SEVERANCE LIABILITIES TO FORMER EMPLOYEES OF SELLER.. . . . .  37
     10.2      COMPLIANCE WITH BULK SALES LAW. . . . . . . . . . . . . . . .  37
     10.3      GOOD FAITH OBLIGATIONS. . . . . . . . . . . . . . . . . . . .  37
     10.4      CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . .  37
     10.5      RISKS OF LOSS; PRORATIONS; EXPENSES . . . . . . . . . . . . .  38
     10.6      TERMINATION.. . . . . . . . . . . . . . . . . . . . . . . . .  38
     10.7      EXTENSION; WAIVER . . . . . . . . . . . . . . . . . . . . . .  38
     10.8      NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     10.9      EMPLOYEE BENEFITS AND EMPLOYEE PRIOR SERVICE CREDIT . . . . .  40
     10.10     BINDING EFFECT. . . . . . . . . . . . . . . . . . . . . . . .  41
     10.12     EXECUTION IN COUNTERPARTS . . . . . . . . . . . . . . . . . .  41
     10.13     GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . .  41

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
     10.14     ATTORNEYS' FEES; COSTS OF LITIGATION. . . . . . . . . . . . .  41
     10.15     RIGHT TO SUPPLEMENT SCHEDULES . . . . . . . . . . . . . . . .  41
     10.16     CONSTRUCTION AND INTERPRETATION . . . . . . . . . . . . . . .  42
     10.17     NO THIRD PARTY BENEFICIARIES. . . . . . . . . . . . . . . . .  42
     10.18     ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . .  42


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                                       EXHIBITS




Exhibit A      -    Form of Closing Date Statement of Assets and Liabilities

Exhibit B      -    [RESERVED]

Exhibit C      -    [RESERVED]

Exhibit D      -    Form of  Bill of Sale and Assignment

Exhibit E      -    Form of  Trademark, Trade Name and Assumed Name Assignment

Exhibit F      -    Form of  Assumption Agreement


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                                      SCHEDULES

Contract Schedule
Purchased Assets Schedule
Excluded Assets Schedule
Assumed Liabilities Schedule
Excluded Liabilities Schedule
Purchase Price Allocation Schedule
Employees' Proposed 1999 Salaries Schedule
Litigation Schedule
Developments Schedule
Intellectual Property Schedule
Affiliated Transactions Schedule
Latest Statement of Assets and Liabilities

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                          ASSET SALE AND PURCHASE AGREEMENT


          THIS ASSET SALE AND PURCHASE AGREEMENT (this "AGREEMENT") is dated as of this 15th day of December, 1998, by and among Petersen Publishing Company, L.L.C., a Delaware limited liability company ("BUYER"), and CurtCo Freedom Group, L.L.C., a Delaware limited liability company ("SELLER"). Capitalized terms not defined elsewhere in this Agreement are defined in Section 9 below.

          WHEREAS, Seller is the owner and publisher of various magazines, including the Purchased Magazines.

          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the assets that are primarily used in and materially necessary to the business of publishing, promoting and distributing the Purchased Magazines as such business has been conducted by the Seller prior to the date hereof (the activities of publishing, promoting and distributing the Purchased Magazines are collectively referred to herein as the "BUSINESS").

          WHEREAS, Buyer and Seller have previously entered into a letter of intent dated November 11, 1998 pursuant to which they agreed in principal to basic terms of the transaction contemplated herein. This Agreement contemplates a transaction in which, pursuant to the terms and subject to the conditions set forth herein, Buyer will purchase from Seller, and Seller will sell to Buyer, all of Seller's right, title and interest in and to the assets that are primarily used in and materially necessary to the Business.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1.     SALE AND PURCHASE OF ASSETS; CLOSING.

          1.1 SALE AND PURCHASE OF ASSETS. On the terms and subject to the conditions contained in this Agreement, on the Closing Date, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens (except for Permitted Liens) by bills of sale, assignments and other instruments reasonably satisfactory to Buyer and its counsel, all of Seller's right, title and interest in and to the materially necessary assets, properties, rights, titles and interests of every kind and nature owned by Seller as of the Closing Date, whether tangible, intangible or personal and wherever located and by whomever possessed, that are primarily used in and materially necessary to the conduct of the Business as conducted by the Seller Prior to the date hereof, but excluding all Excluded Assets (collectively, the "PURCHASED ASSETS"), including without limitation, all of Seller's right, title and interest in and to the following assets to the extent



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materially necessary to the conduct of the Business, owned by Seller and used primarily in connection with the operation of the Business:

                    (i) all rights existing under each contract, agreement or arrangement listed and expressly specified to be assumed by Buyer on the attached CONTRACTS SCHEDULE and under each Immaterial Assumed Contract;

                    (ii) all copyrights, trademarks, trade names and other Intellectual Property Rights and all goodwill associated therewith, including, without limitation, the names of each of the Purchased Magazines, but excluding any portion of such names using "CurtCo," "CurtCo Freedom Group" or derivations thereof (the parties hereto expressly acknowledge and agree that the trademarks included in the Purchased Assets are assigned to Buyer in conjunction with Buyer's acquisition of the business of Seller to which such trademarks pertain, as an ongoing business);

                    (iii) all subscription lists, owned mail lists, customer lists, advertiser lists and vendor lists;

                    (iv)  all Purchased Accounts Receivable;

                    (v) all cash and other property received by Seller with respect to the Purchased Issues;

                    (vi) all notes receivable, rights to payment, choses in action, claims against third parties, prepayments, refunds and rights of set-off or recoupment of every kind and nature with respect to the Purchased Issues;

                    (vii) all Purchased Inventories;

                    (viii) all computer equipment (both hardware and software) and other equipment listed on the PURCHASED ASSETS SCHEDULE;

                    (ix) all authorizations, franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from federal, state or local governments or governmental agencies or other similar rights that are transferable to Buyer (collectively, "GOVERNMENT LICENSES") listed on the PURCHASED ASSETS SCHEDULE, and all data and records pertaining to the Government Licenses;

                    (x) all insurance proceeds and warranty proceeds received after the date hereof with respect to damage to, non-conformance with vendor warranties or loss to the Purchased Assets occurring after the date hereof and prior to the Closing Date;

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                    (xi)   all rights to receive mail and other communications
          addressed to Seller with respect to the Purchased Magazines, including, without limitation, mail and other communications relating to payments on Purchased Accounts Receivable;

                    (xii) all books, records, ledgers, accounting records, financial statements, files, documents, correspondence, lists, drawings, specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials, Seller-owned film, negatives, editorial proofs and other editorial materials, and all of Seller's rights to inventories of and rights to reprint issues of the Purchased Magazines with cover dates prior to the Purchased Issues, but only to the extent that Seller owns or has been granted such rights from writers, advertisers, contractors, photographers, and other persons that authorize reprinting of their materials and only to the extent that such rights are assignable to Buyer;

                    (xiii) all of Seller's rights associated with any web sites relating exclusively to the Purchased Magazines, including the right to use the domain names "hometheatermag.com," "mobilecomputing.com," "portablecomputing.com" and "HTExpo.com" in connection with such web sites;

                    (xiv) all of Seller's rights and assets relating exclusively to the promotion and operation of the Home Theater Magazine's Entertainment Expo & Sale Show (the "SHOW"); and

                    (xv)   all Purchased Prepaids.

          1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated hereby (the "EXCLUDED ASSETS") and, as such, are not included in the Purchased
Assets:

                    (i) cash on hand, in bank accounts and cash equivalents (other than the cash described in Section 1.1(a)(v));

                    (ii)   Seller's rights under or pursuant to this Agreement;

                    (iii) Seller's prepaid taxes and other prepaid items not included in the Purchased Prepaids;

                    (iv) any benefits from or rights to receive Seller's deferred income taxes;

                    (v) any interests in real property, whether owned or leased by Seller;

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                    (vi)   Seller tax returns and records and all other books,
          records and other documents not related exclusively to the Purchased Magazines and all of Seller's personnel records;

                    (vii) any right to receive mail and other communications addressed to Seller and not related exclusively to the Purchased Assets or the Assumed Liabilities (provided that Seller shall deliver to Buyer copies of any mail or other communications which relate in part (though not exclusively) to the Purchased Assets or Assumed Liabilities);

                    (viii) all contracts, agreements and arrangements and all leases and subleases (A) which are listed on the CONTRACTS SCHEDULE as being retained by Seller or not assumed by Buyer, or (B) are not disclosed on the CONTRACTS SCHEDULE, other than the Immaterial Assumed Contracts;

                    (ix) all accounts receivable not included in the Purchased Accounts Receivables (the "EXCLUDED RECEIVABLES"); and

                    (x) all network and mainframe computers, cellular phones, pagers, facsimile and copy machines, and all other office furniture and equipment not listed in the PURCHASED ASSETS SCHEDULE, whether or not used primarily in connection with the operation of the Business;

                    (xi) all tradenames, trademarks, copyrights and other Intellectual Property Rights not included in the Purchased Assets, including the name "CurtCo Freedom Group" or any derivative thereof;

                    (xii) all subscription cash and subscription deposits received by Seller on or before the Closing Date;

                    (xiii) all postal deposits;

                    (xiv) any assets, properties or rights, tangible or intangible, real, personal or mixed, of any kind whatsoever owned, leased or used by Seller that are not used in connection with the Business; and

                    (xv) all other assets expressly listed on the EXCLUDED ASSETS SCHEDULE hereto.

          1.3    ASSUMPTION OF LIABILITIES.

          (a) ASSUMED LIABILITIES. On the terms and subject to the conditions set forth in this Agreement (including paragraph (b) below), in addition to the Closing Date Cash Payment and as

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additional consideration for the Purchased Assets, as of the Closing Date,
Buyer shall assume and (on or after the Closing Date) the Buyer shall pay for or perform only the following debts, liabilities and obligations of Seller, in each case only with respect to the Purchased Issues (collectively, the "ASSUMED LIABILITIES"):

                 (i) accounts payable incurred in the ordinary course of business to the extent relating to the Purchased Issues (the estimated aggregate amount of which shall be reflected on the CLOSING DATE STATEMENT OF ASSETS AND LIABILITIES (as hereinafter defined)) and accounts payable which are incurred with respect to the Purchased Issues after the Closing Date;

                 (ii) all obligations of Seller to provide advertising in Purchased Issues in the ordinary course of business which have been prepaid by advertising customers (to the extent such prepaid amounts are included as Purchased Assets pursuant to Section 1.1(v)), an estimate of which shall be reflected on the CLOSING STATEMENT OF ASSETS AND LIABILITIES;

                 (iii) all obligations of Seller to provide printing, mailing, distribution and fulfillment of the Purchased Issues to subscribers who have prepaid for the term of their subscriptions;

                 (iv) obligations of Seller under (A) contracts that are listed on the attached CONTRACTS SCHEDULE and which are expressly identified on such schedule as being assumed by Buyer and (B) Immaterial Assumed Contracts, but only with respect to the period commencing on the Closing Date and excluding any liability for breach of such Contracts by Seller prior to the Closing Date; and

                 (v) (A) all obligations of Seller to former employees of Seller who are hired by Buyer (or who are engaged by Buyer as independent contractors) on or within 30 days after the Closing Date for accrued vacation, accrued sick days and accrued personal days existing as of the Closing Date and reflected on the CLOSING DATE STATEMENT OF ASSETS AND LIABILITIES and (B) those costs and expenses incurred by Seller pursuant to Section 6.3 below.

                 (vi) all obligations of Seller to employees (whether or not hired or engaged by Buyer) for commissions payable with respect to the Purchased Issues (whether such obligation to pay commissions has been previously paid by Seller with respect to a Purchased Issue or which shall become payable upon the run date of a Purchased Issue), the estimated amount of which is set forth on the ASSUMED LIABILITIES SCHEDULE;

                 (vii) other liabilities expressly set forth on the ASSUMED LIABILITIES SCHEDULE.

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          (b)    EXCLUDED LIABILITIES. Notwithstanding the foregoing, Buyer shall not assume and shall not be deemed to have assumed or in any way become liable for any of Seller's debts, liabilities or obligations of any nature whatsoever (other than the Assumed Liabilities), whether accrued, absolute or contingent, whether known or unknown, whether due or to become due and whether related to the Business or the Purchased Assets, and regardless of when or by whom asserted (collectively, the "EXCLUDED LIABILITIES") including, but not limited to, and without limiting the generality of the foregoing, the following:

                    (i) any liability of the Seller or of any of its Affiliates for Taxes;

                    (ii) any liability of the Seller or its Members for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

                    (iii) any liability of the Seller or its Members relating to Excluded Assets;

                    (iv) any liability relating to issues of the Purchased Magazines with cover dates prior to the cover dates of the Purchased Issues;

                    (v) any obligations under employment contracts entered into by Seller prior to the Closing Date;

                    (vi) any stay or termination bonuses payable by Seller to employees of Seller;

                    (vii) any obligation arising in tort or for breach of contract occurring prior to the Closing Date and for obligations and liabilities now existing or hereafter arising from or relating to pending litigation listed on the attached LITIGATION SCHEDULE;

                    (viii) any obligation unrelated to the operation of the Purchased Magazines;

                    (ix) except as set forth in Section 1.3(a), obligations to employees for accrued wages, earned commissions, accrued vacation, accrued sick days, accrued personal days, bonuses payable to employees of Seller and similar compensation liabilities; and

                    (x) all other liabilities set forth on the attached EXCLUDED LIABILITIES SCHEDULE.

For purposes of this Section 1.3(b), "Seller" shall be deemed to include all Affiliates of Seller and any predecessors to Seller and any Person with respect to which Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise). Seller hereby acknowledges that Seller is retaining the Excluded Liabilities, and Seller shall retain all obligations and liabilities with respect thereto.

          1.4 CLOSING. The closing (the "CLOSING") shall be coordinated through the offices of Kirkland & Ellis in Chicago, Illinois, at 10:30 a.m. on a date specified by the parties within five (5)

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business days after the satisfaction or waiver of all conditions to Closing set forth in Section 2.2 hereof, but in no event later than February 3, 1999 (the "CLOSING DATE") or on such other date as the Buyer and Seller mutually agree.

          1.5    PURCHASE PRICE. The total purchase price (the "PURCHASE
PRICE") to be paid by Buyer to the Seller on the Closing Date for the Purchased Assets shall be (i) $55,500,000, PLUS (ii) the Estimated Purchased Current Assets Price, LESS (iii) the Purchased Current Assets Holdback, LESS (iv) the amount of cash and/or the value of other property received by the Seller prior to the Closing Date pursuant to Section 1.1(v) above (the result of the determination set forth in clauses (i) through (iv), the "CLOSING DATE CASH PAYMENT"), PLUS the assumption by Buyer of the Assumed Liabilities. On or about 180 days after the Closing Date, the Purchase Price may be adjusted pursuant to
Section 1.7  below.

          1.6    CLOSING DATE STATEMENT OF ASSETS AND LIABILITIES AND LISTING
OF PURCHASED RECEIVABLES. On or before five (5) business days prior to the scheduled Closing Date, Seller shall prepare and deliver to Buyer a statement of assets and liabilities setting forth (together with other pertinent information), Seller's estimate of all Purchased Current Assets and Assumed Current Liabilities as of the scheduled Closing Date, prepared using accounting principles consistent with those used in preparing the LATEST STATEMENT OF ASSETS AND LIABILITIES, which statement of assets and liabilities Buyer shall review and approve (which approval shall not be unreasonably upheld provided that Seller provides Buyer with reasonable access to its books and records related to the Business in order to facilitate such review) (such statement of assets and liabilities, as approved by Buyer, shall be attached hereto as EXHIBIT A and shall be referred to herein as the "CLOSING DATE STATEMENT OF ASSETS AND LIABILITIES").

          1.7 POST-CLOSING RECONCILIATION OF PURCHASED CURRENT ASSETS AND ASSUMED CURRENT LIABILITIES; BUYER'S RECONCILIATION LIABILITIES.

          (a) BUYER'S OBLIGATION WITH RESPECT TO PURCHASED ACCOUNTS RECEIVABLE. Buyer may collect and shall be entitled to retain all amounts received in respect of Purchased Accounts Receivable. During the 180-day period (the "RECONCILIATION PERIOD") commencing on the Closing Date, Buyer shall use reasonable commercial and ordinary course efforts to collect in good faith the Purchased Accounts Receivable, and Buyer shall apply payments it receives in respect of accounts receivable related to the Purchased Magazines (collectively, the "ACCOUNTS RECEIVABLE") to the Purchased Accounts Receivable or Buyer's other Purchased Magazine-related accounts receivable (each a "NON-PURCHASED RECEIVABLE") as follows:

                 (i)       if a payment is received by Buyer from a payor, and
          (x) such payor has directed such payment to be applied to a particular Accounts Receivable (whether on the face of the check or money order, in correspondence accompanying the check or money order, or otherwise) and (y) the Accounts Receivable to which the payment is directed is the oldest Accounts Receivable with respect to such payor, THEN such payment shall be applied to the Accounts Receivable to which the payment was directed by the payor;

                 (ii)      if a payment is received by Buyer from a payor, and
          (x) more than one Accounts Receivable remains outstanding with respect to such payor and (y) such payor failed to specify the Accounts Receivable to which the payment should be directed, THEN Buyer shall apply such payment to the oldest Accounts Receivable with respect to the applicable payor;

                 (iii)     if a payment is received by Buyer from a payor, and
          (x) more than one Account Receivable remains outstanding with respect to such payor, (y) such payor has directed such payment to be applied to a particular Accounts Receivable, and (z) the Accounts Receivable to which the payment is directed is NOT the oldest Accounts Receivable with respect to such payor, THEN, as soon as practicable after the receipt of such payment, a representative from each of the Buyer and Seller shall together contact such payor and inquire as to why such payor delivered a payment to the Buyer that was directed to an Accounts Receivable that was not the oldest Accounts Receivable. Unless the payor states to the representatives of Buyer and Seller that the Accounts Receivable of payor which are older than the Accounts Receivable to which such payor directed such payment are subject to a good faith dispute as to whether such older Accounts Receivable are due and owing, the Buyer shall apply such payment to the oldest Accounts Receivable with respect to such payor. If such payor does state to the representatives of Buyer and Seller that the Accounts Receivable which are older than the Accounts Receivable to which the payor directed the payment are subject to a good faith dispute as to whether such Accounts Receivable are due and owing, then the payment shall be applied by the Buyer to the Accounts Receivable to which the payor directed the payment.

          (b) During the Reconciliation Period, the Buyer shall provide Seller with bi-monthly status reports with respect to the collection of Accounts Receivable. The status reports shall (i) be delivered to Seller commencing on or about the 15th and 30th days of each month, in each case with respect to the status of the Accounts Receivables as of the date which is fifteen (15) days prior, (ii) include a listing of all collections with respect to each payor (whether or not each such collection was directed by the payor to a Purchased Accounts Receivable, a Non-Purchased Receivable or not directed to any particular Accounts Receivable) and (iii) include a description of any existing disputes relating to the Purchased Accounts Receivable. During the Reconciliation Period, the Buyer shall not make concessions with payors with regard to the Purchased Accounts Receivable without Seller's consent, which consent shall not be unreasonably withheld or delayed. During the Reconciliation Period, Buyer and Seller shall cooperate in good faith to collect all Purchased Accounts Receivable, and, in furtherance of such cooperation, Buyer and Seller agree that Seller may utilize its own credit collections personnel in order to assist Buyer in collecting the Purchased Accounts Receivable, PROVIDED that Seller shall inform Buyer prior to contacting a particular payor with respect to a particular Purchased Accounts Receivable in order to ensure that

Buyer's and Seller's collection efforts with respect to such payor and such Purchased Accounts Receivable are not unnecessarily duplicative or unnecessarily disruptive of the Buyer's business relationship with such payor.

          (c) BUYER'S RECONCILIATION STATEMENT. On or about the 180th day after the Closing Date, Buyer will deliver to Seller a reconciliation ("BUYER'S RECONCILIATION STATEMENT") of all Purchased Current Assets and Assumed Current Liabilities, including Buyer's actual experience with respect to its collections of Purchased Accounts Receivable since the Closing Date.

          (d) SELLER'S OBJECTIONS TO BUYER'S RECONCILIATION STATEMENT; DISPUTE RESOLUTION. If Seller objects to Buyer's calculation of the Purchased Current Assets and Assumed Current Liabilities as set forth on the Buyer's Reconciliation Statement, Seller shall deliver to Buyer, within twenty (20) business days of receipt of Buyer's Reconciliation Statement, written notice of Seller's objections thereto, which written notice shall specify such objections in reasonable detail (a "NOTICE OF OBJECTION"), and if Seller fails to deliver to Buyer a Notice of Objection in such period Seller will be deemed to have agreed with Buyer's determination set forth on Buyer's Reconciliation Statement. If Buyer and Seller are unable to agree on the foregoing within thirty (30) days of delivery of a Notice of Objections, Buyer and Seller shall select an accounting firm mutually acceptable to both of them to resolve any remaining objections. If Buyer and Seller are unable to agree on the choice of an accounting firm, they shall select a "big six" accounting firm (or any of their respective successors) by lot (after excluding their respective regular outside accounting firms). The accounting firm so selected (the "ACCOUNTING FIRM") shall prepare a written report to the parties which shall address its resolution of the disputed items in accordance with this Section 1.7 and shall make any required adjustments to Buyer's Reconciliation Statement to reflect the resolution of all disputed items. The parties shall share the fees and expenses of the Accounting Firm as follows: the percentage of such fees and expenses to be paid by Seller shall equal the portion of the contested amount (as presented in the Notice of Objections) not awarded to the Seller DIVIDED BY the full amount contested by Seller, and Buyer shall pay the remainder. The Buyer's Reconciliation Statement, as adjusted to reflect any changes agreed upon, or made by the Accounting Firm pursuant to this Section 1.7, shall be, with respect to Buyer's calculation of Purchased Current Assets and Assumed Current Liabilities and all other purposes, conclusive, final, binding and non-appealable by the parties hereto. Upon final reconciliation of the Purchased Current Assets and Assumed Current Liabilities as of the Closing Date in accordance with this Section 1.7(d), the Estimated Current Assets Purchase Price will be adjusted (up or down) (the "FINAL CURRENT ASSETS PURCHASE PRICE") to reflect the final reconciliation of the Purchased Current Assets (other than Purchased Accounts Receivable), Assumed Current Liabilities and the amount of Purchased Accounts Receivable not collected by Buyer during the 180-day period after the Closing Date. To the extent the Final Current Assets Purchase Price is GREATER THAN the Estimated Current Assets Purchase Price, Buyer shall pay to Seller the amount of such excess. To the extent that the Final Current Assets Purchase Price is LESS THAN the Estimated Current Assets Purchase Price , Seller shall pay to Buyer the amount of such shortfall. If the Final Current Assets Purchase Price is greater than the Estimated Current Assets Purchase Price, the reconciliation payment made to Seller shall also include the full amount of the Current Purchased Assets Holdback. If the Final Current Assets Purchase Price is less than the Estimated Current Assets Purchase Price, the reconciliation payment to Buyer shall first be recovered from the Current Purchased Assets Holdback to the extent of the shortfall, and to the extent the total amount of the shortfall is less than the Current Assets Purchase Price, the remainder of the Estimated Current Assets Purchase Price shall be returned to Seller within the five (5) business day period specified above. All amounts payable by Buyer or Seller (as the case may be) under this Section 1.7(d) shall be paid by wire transfer of immediately available funds to the account designated by Buyer or Seller (as the case may be) within five (5) business days of the final determination of the Final Current Assets Purchase Price. After the reconciliation of the Estimated Current Assets Purchase Price and the payment of all amounts owing to Buyer or Seller (as the case may be) in accordance with this Section 1.7(d) , Buyer shall reconvey the uncollected Purchased Accounts Receivable to Seller (together with a complete collection history with respect to all Accounts Receivable with respect to each payor whose Purchased Accounts Receivable are among those reconveyed to Seller upon the expiration of the Reconciliation Period), free and clear of all liens, encumbrances, security interests or other adverse interests, and the Buyer shall thereafter have no obligation to the Seller with respect to such Purchased Accounts Receivable.

          1.8 ALLOCATION OF PURCHASE PRICE AND OTHER PAYMENTS. The Purchase Price shall be allocated among the Purchased Assets and the covenant not to compete set forth in Section 8 in accordance with the PURCHASE PRICE ALLOCATION SCHEDULE attached hereto, PROVIDED that the portion of the Purchase Price allocated to the fixed assets being acquired shall not exceed the net book value of such assets for tax purposes as reflected in the books and records of Seller as of the Closing Date. No party shall take, for income tax purposes, any position inconsistent with the allocation set forth on the PURCHASE PRICE ALLOCATION SCHEDULE.

          SECTION 2.      CLOSING CONDITIONS.

          2.1 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions as of the Closing (any or all of which may be waived by Buyer):

          (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF COVENANTS. The representations and warranties made by Seller and set forth in Section 3 hereof shall be true and correct at and as of the Closing Date as though then made (except as to representations and warranties made as of a specified date, in which case the applicable representation and warranty shall be made as of such specified date), and Seller shall have performed in all material respects all of the covenants and agreements required to be performed by Seller pursuant to this Agreement and the transactions contemplated hereby on or prior to the Closing Date.

          (b) NO LIENS. Buyer shall have received from Seller releases of all Liens relating to the Purchased Assets (other than the Permitted Liens) (collectively, the "LIEN RELEASES").

          (c) THIRD-PARTY APPROVALS. Any and all approvals and consents that are necessary for the consummation of the transactions contemplated hereby or that are required in order to prevent a material breach of or material default under, a termination or modification of, or acceleration of the terms of, any material contract to be assumed by Buyer (collectively, the "THIRD-PARTY APPROVALS") shall have been received, in each case on terms reasonably satisfactory to Buyer, except as to such consents identified on the CONTRACT SCHEDULE as being unable to be obtained prior to the Closing Date (it being understood and agreed that the Seller and Buyer shall cooperate in good faith to obtain any necessary consents and approvals as promptly as practical after the Closing Date).

          (d) GOVERNMENTAL APPROVALS. All filings, notices, licenses and other consents (collectively, the "GOVERNMENT APPROVALS") of, to or with, any governmental entity or any other Person that are required (i) for the consummation of the transactions contemplated by this Agreement, including approval pursuant to Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR ACT"); and (ii) in order to prevent a material breach of or material default under or a right of termination or modification of any contract to which Seller is a party and to which any portion of the property of the Business is subject shall have been duly made or obtained, in each case on terms reasonably satisfactory to Buyer.

          (e) BOOKS, RECORDS. All books, records and other materials related to the Business and its administration and record keeping acquired by Buyer hereunder shall have been delivered to, or made available for pickup by, Buyer.

          (f) TRANSFER INSTRUMENTS. Seller shall have delivered to Buyer all appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, warranty assignments of leases, assignments and all other instruments of conveyance which are necessary to effect transfer to Buyer all of Seller's right, title and interest in and to the Purchased Assets (including without limitation the Bill of Sale and Assignment attached hereto as EXHIBIT D and the Trademark, Trade Name and Assumed Name Assignment attached hereto as EXHIBIT E), free and clear of all Liens, other than Permitted Liens (including assignment documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar domestic or foreign office, department or agency), all in form and substance reasonably satisfactory to Buyer and its counsel, (collectively, the "TRANSFER DOCUMENTS").

          (g) PROCEEDINGS. No action or proceeding shall be pending or threatened which could reasonably be expected to materially impair or prohibit the consummation of the transactions contemplated by this Agreement, any other Seller Document or any other instrument or document furnished to the Buyer by the Seller pursuant to this Agreement or any other Seller Document. No judgment, order or decree shall have been rendered which has the effect of enjoining the consummation of the transactions contemplated by this Agreement.

          (h) CLOSING DATE STATEMENT OF ASSETS AND LIABILITIES. Buyer and Seller shall have agreed upon all items set forth on the CLOSING DATE STATEMENT OF ASSETS AND LIABILITIES.

          (i) SELLER GOVERNANCE PROCEEDINGS AND DOCUMENT. All limited liability company and other proceedings required to be taken by Seller with respect to the approval and consummation of the transactions contemplated hereby shall have been taken and Seller shall have delivered a copy of all certificates, resolutions or other documents reflecting such proceedings and approval.

          (j)    OTHER CLOSING DOCUMENTS. Seller shall have delivered to Buyer
(i) a certificate to the effect that the condition specified in Sections 2.1(a) through 2.1(i) have been fully satisfied and (ii) such other documents or instruments as are required to be delivered at the Closing pursuant to the terms hereof or that Buyer reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

          2.2 CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the transactions to be performed by Seller in connection with the Closing is subject to the satisfaction of the following conditions as of the Closing Date (any or all of which may be waived by Seller):

          (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF COVENANTS. The representations and warranties set forth in Section 5 hereof shall be true and correct at and as of the Closing Date, as though then made (except as to representations and warranties made as of a specified date, in which case the applicable representation and warranty shall be made as of such specified date), and Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

          (b) CLOSING PAYMENT. Buyer shall have delivered to Seller the Closing Date Cash Payment (by wire transfer of immediately available funds to an account designated by Seller prior to the Closing).

          (c) ASSUMPTION DOCUMENTS. Buyer shall have executed and delivered to Seller any and all assumption documents in form and substance reasonable satisfactory to Seller or as may be required by third parties in connection with contracts being assigned to Buyer hereunder (including, without limitation, the Assumption Agreement attached hereto as EXHIBIT I), and such documents shall be in full force and effect as of the Closing Date.

          (d) GOVERNMENT APPROVAL. All Governmental Approvals that are required (i) for the consummation of the transactions contemplated by this Agreement, including approval pursuant to the HSR Act; and (ii) in order to prevent a material breach of or material default under or a right of termination or modification of any material contract to which Seller is a party and to which any portion of the property of the Business is subject shall have been duly made or obtained in each case on terms reasonably satisfactory to Seller.

          (e) BUYER GOVERNANCE PROCEEDINGS AND DOCUMENTS. All limited liability company and other proceedings required to be taken by Buyer with respect to the approval and consummation of the transactions contemplated hereby shall have been taken and Buyer shall have delivered a copy of all certificates, resolutions and other documents reflecting such proceedings and approval.

          (f) PROCEEDINGS. No action or proceeding shall be pending or threatened which could reasonably be expected to materially impair or prohibit the consummation of the transactions contemplated by this Agreement, any other Buyer Document or any other instrument or document furnished to the Seller by Buyer pursuant to this Agreement or any other Buyer Document. No judgment, order or decree shall have been rendered which has the effect of enjoining the consummation of the transactions contemplated by this Agreement.

          (g) CLOSING DATE STATEMENT OF ASSETS AND LIABILITIES. Buyer and Seller shall have agreed upon all items set forth in the CLOSING DATE STATEMENT OF ASSETS AND LIABILITIES.

          (h)    OTHER CLOSING DOCUMENTS. Buyer shall have delivered to Seller
(i) a certificate to the effect that the conditions specified in Sections 2.2(a) through 2.2(g) (other than Section 2.2(b) above) have been fully satisfied and
(ii) such other documents or instruments as are required to be delivered at the Closing pursuant to the terms hereof or that Seller reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

          SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER. To induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller represents and warrants to Buyer as follows (unless otherwise stated in the following representations and warranties, all such representations and warranties are true and correct as of the date hereof).

          3.1 ORGANIZATION. Except as set forth on the SELLER ORGANIZATION SCHEDULE attached hereto, Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties, including the Purchased Assets, and to carry on the Business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business or the ownership or leasing of the Purchased Assets makes such qualification necessary, or, if not so duly qualified, its failure to be so qualified will not have a Material Adverse Effect on the Purchased Accounts or the Business.

          3.2 AUTHORITY; CONSENTS AND APPROVALS; NO VIOLATION. Seller has the requisite authority and legal right to execute and deliver this Agreement and all other agreements, instruments or other documents executed by Seller in connection herewith (the "SELLER DOCUMENTS"), to sell the Purchased Assets pursuant to this Agreement, and otherwise to perform its obligations hereunder and under the other Seller Documents. The execution and delivery of this Agreement and the other Seller Documents have been duly authorized by the Seller Members, and no other limited liability company proceeding or action on the part of Seller is necessary to authorize this Agreement, the sale of the Purchased Assets hereunder or the other transactions contemplated hereunder. This Agreement and each of the other Seller Documents has been (or upon Closing will be) validly executed and delivered by Seller and constitute valid and binding obligations of Seller, except to the extent that the binding nature thereof may be subject to the limitations which might result from bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights now or thereafter in effect, and except for the limitations on the remedy of specific performance and other forms of equitable relief. The execution and delivery of this Agreement and the other Seller Documents, the sale of the Purchased Assets, and the consummation of the other transactions and matters contemplated hereunder and thereunder do not and will not violate any provision of Seller's Certificate of Formation or Operating Agreement. Except for compliance with the notification requirements and expiration or early termination of the waiting period under the HSR Act, no permit, authorization, consent or approval of, or declaration or filing with any public body, agency, court or authority within the United States is necessary for the lawful, proper and valid consummation by Seller of the other transactions contemplated hereunder. The execution and delivery of this Agreement and the other Seller Documents, the sale of the Purchased Assets, and the consummation of the other transactions and matters contemplated hereunder and thereunder do not and will not violate any statute, rule or regulation, any order or decree of any public body,agency, court or authority by which Seller or any of its property, is bound, or violate, conflict with, result in a breach of or constitute (with or without due notice or lapse of time) a default under any agreement, license, contract, franchise, permit, indenture, lease, or other instrument to which Seller is a party, or by which it or any of the Purchased Assets is bound, except for such violations or conflicts, breaches or default which could not reasonably be expected to have a Material Adverse Effect.

          3.3    ABSENCE OF UNDISCLOSED LIABILITIES. Except as listed in
Section 1.3(a) or as reflected on the attached ASSUMED LIABILITIES SCHEDULE, Seller has no liability of any nature, fixed or contingent which constitute Assumed Liabilities or for which Buyer shall otherwise be liable hereunder as a result of the transactions contemplated hereby, except for liabilities for ordinary operating expenses incurred in the ordinary course of business since the date hereof and other liabilities which individually and in the aggregate are not material in amount or nature. Since the date of the LATEST STATEMENT OF ASSETS AND LIABILITIES, Seller has continued to pay its expenses which constitute Assumed Liabilities on a basis consistent with its prior practice.

          3.4 PURCHASED ASSETS. Except as set forth on the attached PURCHASED ASSETS SCHEDULE and except for the Excluded Assets, all of the tangible Purchased Assets are in good working condition and repair and constitute all of the tangible assets primarily used in connection with the Business and materially necessary to Seller's conduct of the Business prior to the date hereof. Except as set forth in the LATEST STATEMENT OF ASSETS AND LIABILITIES or on the PURCHASED ASSETS SCHEDULE, Seller has good and marketable title to all of the tangible Purchased Assets, and all of the Purchased Assets are held free and clear of all Liens, except for Permitted Liens. Other than pursuant to this Agreement, there are no existing options, rights, contracts, commitments, understandings, arrangements, or executory agreements of any nature to which Seller is a party or by which it is bound, relating to the sale, delivery, lease (as lessor) or transfer of any of the Purchased Assets, except those that exist in the ordinary course of Seller's business.

          3.5 ACCOUNTS RECEIVABLE. Except as set forth on the attached PURCHASED ASSETS SCHEDULE, all Purchased Accounts Receivable reflected on the CLOSING DATE STATEMENT OF ASSETS AND LIABILITIES (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with the Seller's customary accounting policies consistently applied) constituted valid receivables arising in the ordinary course of business. No Person has any Lien on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables, other than adjustments reflected on the CLOSING DATE STATEMENT OF ASSETS AND LIABILITIES, matters disclosed on the PURCHASED ASSETS SCHEDULE and obligations for make goods arising in the ordinary course of business.

          3.6 TAXES. Except as could not reasonably be expected to result in a Material Adverse Effect with respect to the Business, Seller has filed all tax returns which are required to be filed and paid all Taxes of any kind due and payable to (or claimed to be due and payable by) all federal, state, county, local, foreign or other taxing authorities, other than Taxes, if any, which are not yet due and are reflected as liabilities in the LATEST STATEMENT OF ASSETS AND LIABILITIES or which have arisen as a result of ordinary and customary business operations since the date of the LATEST STATEMENT OF ASSETS AND LIABILITIES. Seller has not given or been requested to give a waiver of any statute of limitations relating to the payment of federal, state, county, local, foreign or other Taxes for taxable periods which are still open. There are no actual or proposed Tax deficiencies, assessments or adjustments with respect to Seller or any assets or operations of Seller, and there are no ongoing or pending Tax audits by any taxing authority against Seller. Except current obligations not yet due, all Taxes and other assessments and levies which Seller is or was required by law to withhold or collect have been duly withheld or collected and to the extent required have been paid over to the proper governmental authorities. Seller has never filed a consolidated income tax return with any person. "TAX" or "TAXES" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall, profits, environmental, customs, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other similar tax, governmental fee, governmental assessment or governmental charge of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts with respect to the foregoing.

          3.7 COMPLIANCE WITH LAWS; LITIGATION. Except as disclosed on the attached LITIGATION SCHEDULE, prior to the Closing Date, the Business was not operated by Seller in material violation of any applicable law, ordinance or regulation. Except as disclosed on the LITIGATION SCHEDULE, no litigation or administrative or arbitration proceeding is pending or, to Seller's knowledge, has been threatened against Seller with respect to the Business.

          3.8 BROKERAGE. Except for the Seller's obligations to DeSilva & Phillips (which obligation the parties agree is an Excluded Liability), there are and shall be no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Seller or any of its Members is a party or to which Seller or any of its members is subject.

          3.9 EMPLOYEES. The Seller has no material labor relations problems. Neither the Seller nor, to Seller's knowledge, any of its employees or consultants relating to the Business are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or other agreement or judgment, decree or order of any court or administrative agency, relating to, affecting or in conflict with the present or proposed business activities of the Seller or such Person's duties to the Seller, except for agreements between the Seller and its present and former employees or consultants. The Seller has not received any notice alleging that any violation of any such agreements has occurred. To the knowledge of William
J. Curtis, any other senior executive of Seller and any manager or other employee who is responsible for employee matters of the Seller, no employee of Seller who is being employed by Buyer on or shortly after the Closing Date had any plan to terminate his or her employment with Seller prior to the Closing Date or has any plan to terminate his or her employment with Buyer after the Closing Date.

          3.10 CHANGES SINCE LATEST STATEMENT OF ASSETS AND LIABILITIES. Attached hereto are the unaudited statement of assets and liabilities of the Business as of November 30, 1998 and the annualized proforma income and expense statement for the twelve months ending December 31, 1998 (actual through November 30, 1998). Such statements are consistent with Seller's books and records except as disclosed therein. Since the date of the November 30, 1998 Statement of Assets and Liabilities ("LATEST STATEMENT OF ASSETS AND LIABILITIES"), there has not been, to Seller's knowledge, any Material Adverse Effect.

          3.11 ABSENCE OF CERTAIN DEVELOPMENTS. Except as expressly contemplated by this Agreement or the transactions contemplated hereby and other than in the ordinary course of business or as set forth on the attached DEVELOPMENTS SCHEDULE, since the date of the LATEST STATEMENT OF ASSETS AND LIABILITIES, Seller has not, with respect to the Business:

          (a)    incurred or become subject to any material liabilities;

          (b) discharged or satisfied any material Lien or paid any material obligation or liability;

          (c) mortgaged or pledged any of the Purchased Assets or subjected them to any Lien, except for Permitted Liens;

          (d) sold, assigned, transferred, leased, licensed or otherwise encumbered any of its tangible Purchased Assets;

          (e) sold, assigned, transferred, leased, licensed or otherwise encumbered any Intellectual Property Rights or other intangible assets, disclosed any material proprietary confidential information to any Person (other than to Buyer) or abandoned or permitted to lapse any Intellectual Property Rights;

          (f) with respect to any employee of Seller who has worked for Seller in connection with the Business and whom Buyer has indicated it may hire pursuant to discussions with Seller prior to the date hereof, made or granted any bonus (other than stay bonuses to be paid by Seller at

Closing) or any wage or salary increase to any such employee or group of such employees (except as required by pre-existing contracts described on the attached CONTRACTS SCHEDULE or except in the case of ordinary course increases of not more than that those indicated in the attached SCHEDULE OF EMPLOYEES' PROPOSED 1999 SALARIES), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

          (g) suffered any extraordinary losses or waived any rights of material value (whether or not in the ordinary course of business or consistent with past practice) in excess of $25,000 in the aggregate;

          (h) made commitments for capital expenditures which are included in the Assumed Liabilities that aggregate in excess of $25,000;

          (i) with respect to accounts payable included in the Assumed Liabilities, delayed or postponed the payment of any such accounts payable or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable;

          (j) suffered any damage, destruction or casualty loss involving any of the Purchased Assets exceeding in the aggregate $25,000, whether or not covered by insurance;

          (k) made any change in any method of accounting or accounting policies (including without limitation with respect to the collection of accounts receivable) relating to the compilation of the LATEST STATEMENT OF ASSETS AND LIABILITIES and related annualized proforma income and expense statement, other than those required by GAAP which have been disclosed in writing to Buyer, or made any write-down in the value of its inventory included in the Purchased Inventory that is material;

          (l) entered into any agreement or arrangement prohibiting or restricting it from freely engaging in the Business or otherwise restricting the conduct of the Business;

          (m) agreed, whether orally or in writing, to do any of the foregoing.

          3.12   CONTRACTS AND COMMITMENTSAND COMMITMENTS.

          (a) Except as expressly contemplated by this Agreement or as set forth on the attached CONTRACTS SCHEDULE, the Seller is not a party to or bound by any of the following, whether written or oral which relate to either an Assumed Liability or a Purchased Asset:

                    (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan, arrangement or practice, whether formal or informal;

                    (ii) collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

                    (iii) any written management agreement, contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual cash or other compensation in excess of $25,000 or providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby;

                    (iv) except for any Immaterial Assumed Contract, any contract or agreement requiring the consent of any Party thereto upon a sale of the Purchased Assets, or containing any provision which would result in a modification of any rights or obligations of any party thereunder upon a sale of the Purchase Assets or which would provide any party any remedy (including rescission or liquidation damages) in the event of a sale of the Purchased Assets;

                    (v) contract under which it has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds (other than advances to Seller's employees and credit extended to third parties in the ordinary course of business consistent with past practice);

                    (vi) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material Purchased Asset or material group of Purchased Assets or any letter of credit arrangements relating to the Business;

                    (vii) guaranty of any obligation for borrowed money or otherwise (other than endorsements made for collection in the ordinary course of business);

                    (viii) lease or agreement under which Seller is lessee of or holds or operates any property, real or personal, owned by any other Person, except for any lease of personal property under which the aggregate annual rental payments do not exceed $25,000;

                    (ix) lease or agreement under which Seller is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by Seller;

                    (x)    license or royalty agreements;

                    (xi)   nondisclosure or confidentiality agreements;

                    (xii) local service agreements (including cleaning or guard service) and maintenance agreements (including vehicle and equipment maintenance agreements) involving annual payments individually in excess of $25,000;

                    (xiii) contract or group of related contracts with the same party or group of affiliated parties for the purchase of raw materials, commodities, supplies, products, equipment or other personal property or for the receipt of services under which the undelivered balance of such products and services has a selling price in excess of $25,000;

                    (xiv) contract or group of related contracts with the same party or group of affiliated parties for the sale of raw materials, commodities, supplies, products or other personal property or for the furnishing of services under which the undelivered balance of such products or services due from Buyer has a selling price in excess of $25,000;

                    (xv) other contract or group of related contracts with the same party or group of affiliated parties continuing over a period of more than six months from the date or dates thereof, not terminable by Seller upon 30 days' or less notice without penalty or involving more than $25,000;

                    (xvi) contract relating to the marketing, sale, advertising or promotion of its products which requires payments in excess of $25,000 per year;

                    (xvii) agreements relating to the ownership of or investments in any business or enterprise, including investments in joint ventures and minority equity investments;

                    (xviii) assignment, license (other than implied licenses to suppliers), indemnification or other agreement with respect to any intangible property (including any material Intellectual Property Rights);

                    (xix) broker, agent, sales representative, sales or distribution agreement or agreement relating to the export and/or import of any goods or equipment;

                    (xx) noncompetition agreement prohibiting the Seller from freely engaging in the Business or competing with respect to the Business anywhere in the world; or

                    (xxi) other agreement which is material to its operations or business prospects or involves an annual consideration in excess of $100,000, whether or not in the ordinary course of business.

          (b) Except as set forth on the CONTRACTS SCHEDULE, neither Seller nor, to Seller's knowledge, any other party is in default under any of such listed contracts except for breaches or defaults which individually or in the aggregate could not reasonably be expected to result in any Material Adverse Effect. Seller has not received any written notice of any claim that Seller is in breach of or default under any such listed contract, the dispute as to which is continuing as of the date hereof, and to Seller's knowledge, and there is no basis for a claim that Seller is in material breach or default under any such listed contract or agreement. To Seller's knowledge, no event has occurred which constitutes or, with the lapse of time or the giving of notice, or both, would constitute a material breach or default by Seller or by any other party under any such listed contract or agreement.

          (c) The Buyer's special counsel has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on the attached CONTRACTS SCHEDULE, together with all amendments, waivers or other changes thereto.

          3.13   INTELLECTUAL PROPERTY RIGHTS.

          (a) The attached INTELLECTUAL PROPERTY SCHEDULE contains a complete and accurate list of all (i) patented or registered Intellectual Property Rights owned or, to Seller's knowledge, used by Seller, and
(ii) pending patent applications and applications for other registrations of Intellectual Property Rights filed by or on behalf of Seller, in each case where the applicable Intellectual Property Right is material to the Business. The attached INTELLECTUAL PROPERTY SCHEDULE also contains a complete and accurate list of all written licenses and other rights granted by Seller to any third party with respect to any such material Intellectual Property Rights and all written licenses and other rights granted by any third party to Seller with respect to any such material Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights. Except as set forth on the attached INTELLECTUAL PROPERTY SCHEDULE, no loss or expiration of any such material Intellectual Property Right is pending or, to Seller's knowledge, threatened. Seller has taken commercially reasonable steps to maintain and protect such material Intellectual Property Rights.

          (b) Except as set forth on the attached INTELLECTUAL PROPERTY SCHEDULE, (i) there have been no claims made or (in the past eighteen (18) months), to Seller's knowledge, threatened against Seller asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights set forth on the INTELLECTUAL PROPERTY SCHEDULE, (ii) Seller has not received any notices of any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property Rights listed on the INTELLECTUAL PROPERTY SCHEDULE (including any demand or request that Seller license any rights from a third party), (iii) to Seller's knowledge, the conduct of the Business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons, and (iv) to Seller's knowledge, the Intellectual Property Rights listed on the INTELLECTUAL PROPERTY SCHEDULE owned by or licensed to Seller have not been infringed or misappropriated by other Persons.

          (c) Seller owns or has licenses to use all computer software currently used by the Business except for licenses the absence of which could not reasonably be expected to result in a Material Adverse Effect.

          3.14 AFFILIATED TRANSACTIONS. Except as set forth on the attached AFFILIATED TRANSACTIONS SCHEDULE, with respect to the Business, no officer, director, member, employee or Affiliate of Seller or, to Seller's knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any material beneficial interest, is a party to any material agreement, contract, commitment or transaction with Seller or has any material interest in any Purchased Assets.

          SECTION 4. AUTHORITY OF SELLER MEMBERS; CONSENTS AND APPROVALS; NO VIOLATION. Each of the Seller Members has the requisite authority and legal right to execute and deliver this Agreement and otherwise to perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by the shareholders and/or board of directors (in each case, as required under such Seller Member's articles of incorporation and/or bylaws) of such Seller Member, and no other corporate proceeding or action on the part of such Seller Member is necessary to authorize this Agreement.
This Agreement has been (or upon Closing will be) validly executed and delivered by such Seller Member and constitute valid and binding obligations of such Seller Member, except to the extent that the binding nature thereof may be subject to the limitations which might result from bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights now or thereafter in effect, and except for the limitations on the remedy of specific performance and other forms of equitable relief. The execution and delivery of this Agreement by each Seller Member hereunder and thereunder do not and will not violate any provision of such articles of incorporation. The execution and delivery of this Agreement by each Seller Member do not and will not violate any statute, rule or regulation, any order or decree of any public body, agency, court or authority by which such Seller Member or any of its property, is bound, or violate, conflict with, result in a breach of or constitute (with or without due notice or lapse of time) a default under any agreement, license, contract, franchise, permit, indenture, lease, or other instrument to which such Seller Member is a party, except for such violations or conflicts, breaches or default which could not reasonably be expected to have a Material Adverse Effect. It is understood and acknowledged by the parties hereto that the representations set forth in this
Section 4 are made severally (and not jointly) by each Seller Member).

          SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER. To induce Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer represents and warrants to Seller as follows (unless otherwise stated in the following representations and warranties, all such representations and warranties are true and correct as of the date hereof).

          5.1 ORGANIZATION. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, or if not so duly qualified, its failure to be so qualified will not have a Material Adverse Effect on its business, operations or financial condition.

          5.2 AUTHORITY; CONSENTS AND APPROVALS; NO VIOLATION. Buyer has full limited liability company power and authority to execute and deliver this Agreement and all other agreements, instruments or other documents executed by Buyer in connection herewith ("BUYER DOCUMENTS") to purchase the Purchased Assets and to perform its obligations and consummate the transactions contemplated hereunder and thereunder. The execution and delivery of this Agreement and each of the other Buyer Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer, and no other limited liability company proceeding on the part of Buyer is necessary to authorize such agreements or such transactions. This Agreement and each of the other Buyer Documents has been (or upon Closing will be) duly and validly executed and delivered by Buyer and constitute valid and binding obligations of Buyer except to the extent that the binding nature thereof may be subject to the limitations which might result from bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights now or thereafter in effect, and except for the limitations on the remedy of specific performance and other forms of equitable relief. Except for compliance with the notification requirements and expiration or early termination of the waiting period under the HSR Act, no permit, authorization, consent or approval of or declaration or filing with any public body, court or authority within the United States is necessary for the consummation by Buyer of the transactions contemplated hereunder or under the other Buyer Documents. The execution and delivery of this Agreement and the other Seller Documents and the consummation of the transactions contemplated hereunder and thereunder, will not violate any provision of Buyer's certificate of formation or operating agreement, any statute, rule or regulation, any order or decree of any public body, agency, court or authority by which Buyer is bound or violate or conflict with, result in a breach of or constitute (with or without due notice or lapse of time) a default under any license, contract, franchise, permit, indenture, lease, agreement or other instrument to which Buyer is a party, or by which it or any of its proerties is bound, and which is material to the business of Buyer taken as a whole.

          5.3 BROKER. Buyer has not engaged any agent, broker or other Person acting pursuant to its authority Buyer who may be entitled to any commission or finder's fee in connection with this Agreement or the transactions contemplated hereunder. There are no actions, suits or judicial, administrative or arbitration proceedings or investigations pending or, to Buyer's knowledge, threatened before any court or governmental or administrative body or agency against Buyer relating to the transactions contemplated by this Agreement or the other Buyer Documents.

          5.4 LITIGATION. There are no actions, suits or judicial, administrative or arbitration proceedings or investigations pending or, to Buyer's knowledge, threatened before any court or governmental or administrative body or agency against Buyer relating to the transactions contemplated by this Agreement or the other Buyer Documents.

          SECTION 6. ADDITIONAL AGREEMENTS OF SELLER. Seller covenants and agrees with Buyer as follows:

          6.1 ACCESS TO PROPERTIES AND RECORDS. Seller shall continue to permit Buyer and its representatives (at Buyer's sole cost and expense), from and after the date of execution of this Agreement through the Closing Date, reasonable access during normal business hours to all of the properties, books, contracts, documents and records of Seller relating to the Business, the opportunity to continue to inspect, copy and question appropriate employees of Seller concerning such books and records, and to otherwise continue to make reasonable investigation of Seller, the Business and the Purchased Assets, and to furnish to Buyer and its representatives any additional available financial statements of, and all reasonable information with respect to the Business that Buyer or its representatives may request.

          6.2 CONDUCT OF BUSINESS PENDING THE CLOSING. Until the Closing, Seller will use reasonable efforts to preserve the Business organization intact and will use reasonable efforts to retain all present key employees. Except as otherwise permitted or contemplated by this Agreement or as consented to by Buyer in writing, and to the extent within Seller's reasonable control, until the Closing the Seller shall not take any of the actions set forth in Section 3.11 above, and the Business will otherwise be conducted only in the ordinary course and in continued compliance with all applicable laws, regulations and administrative orders of any state or municipality the noncompliance with which could, individually or in the aggregate, have a Material Adverse Effect. Furthermore, Seller shall use its reasonable efforts to keep available to the Business the goodwill of advertisers and customers having business relations with the Business, and the Seller shall refrain from taking any action to dissuade any of the employees (in whom Buyer has expressed in writing prior to the date hereof an interest in hiring as of the Closing Date), agents, advertisers, customers, clients, representatives, distributors, creditors and suppliers of the Business from remaining associated with, or of inducing any of the foregoing persons to terminate an association with, the Business.

          6.3    SELLER'S PROVISION OF SERVICES TO BUYER DURING TRANSITION
PERIOD.

          (a) During the period commencing on the Closing Date and ending on December 31, 1998 (the "TRANSITION PERIOD"), Seller shall continue to employ those of its employees who have worked for the Business prior to the date hereof and whom Buyer has identified as employees it desires to employ (collectively, the "TRANSITION EMPLOYEES"), and during such Transition Period, Seller shall continue to pay each Transition Employee the same wage or salary as Seller paid each such employee immediately prior to the Closing Date, and Seller shall keep in place and make available to each Transition Employee the same health, profit-sharing, disability, and other employee benefit plans as Seller had in place and made available for such employee immediately prior to the Closing Date. In addition, during the Transition Period Seller shall continue to maintain all insurance policies with respect to the Transition Employees as Seller maintained prior to the Closing.

          (b) During the Transition Period, Seller shall, on an independent contractor basis, cause such the Transition Employees to provide the same general services for the Buyer with respect to the Business as such employees provided with respect to the Business prior to the Closing Date.
As soon as practicable after the expiration of the Transition Period, Seller shall provide Buyer with an invoice (and a detailed accounting) for all direct out-of-pocket costs and expenses incurred by Seller in connection with Seller's provision of services to Buyer during the Transition Period (including without limitation wages, salaries, and any other out-of-pocket expenses and liabilities incurred by Seller as a direct result of Seller's continued employment of the Transition Employees and the provision of services to Buyer during the Transition Period), and Buyer shall, within ten
(10) days after its receipt of such invoice, pay to Seller all undisputed amounts set forth on such invoice by check or wire transfer to an account designated by Seller. Seller and Buyer shall cooperate in good faith to resolve any disputed amounts set forth on such invoice, and Buyer shall promptly pay all remaining amounts owed Seller promptly after the resolution thereof.

          (c) The Buyer agrees to indemnify, defend, and hold the Seller harmless from any Adverse Consequences that may be suffered by Seller or any third party as a result of Seller's retention of the Transition Employees during the Transition Period, the provision of services to Buyer as described in this Section 6.3, or the Transition Employees' working on the Seller's premises during and after the Transition Period. Seller shall not be responsible for the performance of the services provided by the Transition Employees.

          (d) Buyer shall offer employment or independent contractor positions to each of the Transition Employees, and each Transition Employee who accepts such offer shall become an employee or independent contractor of Buyer as of January 1, 1999.

          (e) Buyer shall cause the Transition Employees to vacate the premises of the Seller on or before January 31, 1999.

          6.4    FURTHER TRANSFERS; TRANSITION ASSISTANCE.

          (a) The Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets, the assumption by Buyer of the Assumed Liabilities and the conduct by Buyer of the Business (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary or desirable in connection therewith), and Seller shall, at Buyer's expense, execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Purchased Assets and its ability to conduct the Business. Without limiting the generality of the foregoing, Seller and Buyer agree to cooperate with each other after the Closing and to provide each other with all information, records and documentation reasonably necessary (i) to permit the preparation and filing of all federal, state, local, and other tax returns, (ii) in connection with any financial reporting, accounting, litigation and tax matters with respect to the Business; and (iii) for purposes of evaluating the

Buyer's Reconciliation Statement; PROVIDED THAT each party shall reimburse the other party for such other party's reasonable out-of-pocket expenses in connection therewith. Seller may retain copies of all books, records, files and other documents included in the Purchased Assets for the purposes set forth above.

          (b) From the date hereof, the Seller shall not in any manner take or cause to be taken any action which is designed or intended, or which would be reasonably anticipated to have the effect of, discouraging customers, suppliers, referral sources, governmental agencies, insurance companies, lessors, consultants, advisors and other business associates from maintaining the same business relationships with Buyer or the Business after the date of this Agreement as were maintained with the Business prior to the date of this Agreement. Seller agrees that subsequent to the Closing it shall refer all customer inquiries with respect to the Business to Buyer.

          (c) Upon Seller's reasonable request, Buyer shall cooperate with Seller after the Closing Date to make available to Seller the services of Richard Malloy. Buyer and Seller shall negotiate a reasonable fee associated with such services.

          (d) At Buyer's request, Seller shall provide Buyer with certain reprint fulfillment services for the Purchased Magazines for a period not to exceed 90 days after the Closing Date. Seller shall receive fifty percent (50%) of all profits from such reprint fulfillment services after being reimbursed for all direct costs (including commissions) associated with such services.

          (e) At Buyer's request Seller shall take all reasonable steps and execute all necessary documents in order to assist the Buyer in effectuating the transfer to Buyer of all Intellectual Property Rights included in the Purchased Assets. Without limiting the generality of the foregoing sentence, if Buyer determines after the Closing Date that any such Intellectual Property Rights purportedly assigned by Seller hereunder are owned by any third party (including without limitation any member, Affiliate or subsidiary of Seller), then promptly upon reasonable written request from Buyer, Seller shall assist Buyer in obtaining such third party assignments of Intellectual Property Rights.

          6.5 LICENSING OF CERTAIN COPYRIGHTED MATERIALS. Seller hereby licenses to Buyer on a royalty-free, nonexclusive, perpetual basis, any and all photographs, material articles and other copyrighted materials owned by Seller which were used in the Purchased Magazines on or prior to the Closing Date to the extent any such materials are not included in the Purchased Assets. Buyer agrees to use such materials solely in the conduct of the Business. Buyer may assign the foregoing license to any successor, assign or purchaser of the Business.

          6.6 COOPERATION WITH RESPECT TO RR DONNELLEY AGREEMENT. The Buyer and Seller hereby acknowledge that the Seller is obligated under that certain Agreement, dated September 15, 1998 (the "DONNELLEY AGREEMENT"), by and between CurtCo Freedom Group and RR Donnelley & Sons Company ("DONNELLEY") to seek Donnelley's consent to assign its right under the Donnelley Agreement to a buyer of any of the magazines governed by the Donnelley Agreement, and that upon receipt of such consent by Donnelley Seller is obligated to cause said buyer to assume all of Seller's obligations under the Donnelley Agreement with respect to magazines purchased by buyer. Seller recognizes that Buyer desires to avoid the assumption of Seller's obligations (with respect to MOBILE COMPUTING AND COMMUNICATION and PORTABLE COMPUTING DIRECT SHOPPER) under the Donnelley Agreement, and Seller therefore agrees (a) that it will not require Buyer to expressly assume the Donnelley Agreement under this Agreement, (b) that it will assist Buyer in its efforts after the Closing Date to obtain Donnelley's waiver (with respect to Buyer's Purchase of the Purchased Assets hereunder) of the provisions in the Donnelley Agreement which require Seller to seek consent to assignment of its rights under the Donnelley Agreement and which require a buyer of any magazines governed by such agreement to assume Seller's obligations thereunder; PROVIDED HOWEVER, if Buyer is unable to obtain said waiver from Donnelley within forty-five
(45) days following the Closing Date, if so requested by Donnelley, and if necessary to prevent Seller from incurring liability under the Donnelley Agreement as a result of Buyer's not having assumed the Donnelley Agreement under this Agreement, Buyer shall assume the Donnelley Agreement with respect to MOBILE COMPUTING AND COMMUNICATIONS and PORTABLE COMPUTING DIRECT SHOPPER by executing such assumption documents that are satisfactory to Donnelley; PROVIDED, FURTHER, that until such time as Buyer and Seller have either obtained an acceptable waiver from Donnelley or Buyer has assumed the obligations of Seller under the Donnelley Agreement with respect to MOBILE COMPUTING AND COMMUNICATIONS and PORTABLE COMPUTING DIRECT SHOPPER, Buyer shall continue to print such magazines under the Donnelley Agreement.

          6.7 BUYER'S PAYMENT OF ACCOUNTS PAYABLE. Within thirty (30) days after Buyer's receipt from Seller of accounts payable relating to Purchased Issues for which Seller received an invoice but for which Buyer is obligated to pay, Buyer shall pay such accounts payable unless there is a legitimate good faith dispute as to whether such accounts payable is due and owing and, in such event, Buyer shall promptly pay such accounts payable upon resolution of such dispute.

          6.8 SELLER'S CONTINUED DISTRIBUTION OF THEO BOOK. Seller retains all right, title and interest in the "Theo Kalamirakis' Private Home Theater" book ("Theo Book") and the right to publish and distribute such book. All amounts received with respect to the Theo Book are also retained by Seller. To the extent necessary for the foregoing, Buyer hereby grants to Seller a royalty-free, nonexclusive, perpetual license to all Intellectual Property Rights included in the Purchased Assets and which are used in the Theo Book, solely for use in connection with the Theo Book. The foregoing shall not constitute a violation of the provisions of Section 8 hereof.

          6.9 LICENSE TO DISTRIBUTE WORK-IN-PROGRESS REPRINTS. The parties acknowledge that there are certain obligations of Seller to provide reprints of Purchased Magazines with cover dates prior to the Purchased Issues which are currently work-in-progress reprints, and the Seller shall retain all revenues relating to such work-in-progress. To the extent necessary for the foregoing, Buyer hereby grants to Seller a royalty-free, nonexclusive, perpetual license to all Intellectual property Rights included in the issues of the Purchased Magazines related to such work-in-progress, solely for the purpose of fulfilling such reprint obligations. The foregoing shall not constitute a violation of the provisions of Section 8 hereof.

          6.10 CERTAIN EMPLOYEE-RELATED OBLIGATIONS. Notwithstanding anything contained in this Agreement to the contrary, Buyer has agreed to hire Megean Coldwells and Sheila Trevett at least for a period equal to two months following the end of the Transition Period, less the period of time constituting the Transition Period. In the event that Buyer terminates the employment of Ms. Coldwells or Ms. Trevett, or either such person voluntarily terminates the employment relationship with Buyer, in either case prior to or upon the expiration of the foregoing period, Seller shall be responsible for the payment of all salary, benefits and severance to such persons who are so terminated or who so terminated (with respect to severance only, to the extent Seller would be obligated for the payment of the severance if such persons had been terminated by Seller and not hired by Buyer as of the Closing Date).

          SECTION 7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Buyer and the Seller contained in this Agreement shall survive the Closing and continue in full force and effect for the length of time set forth in Section 7.1(a) below and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of Buyer; PROVIDED THAT neither Buyer nor Seller shall be entitled to be indemnified for a breach by the other of a representation or warranty hereunder if at Closing it knew that the other was in breach of such representation and warranty and it failed to notify the other of its knowledge of such breach.

          7.1    INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER GROUP.

          (a) Seller shall indemnify the Buyer and its members, officers, employees and Affiliates (collectively, the "BUYER GROUP") against and hold them harmless from, and pay on behalf of or reimburse them as and when incurred for, any losses, costs, damages, charges or expenses (including, without limitation, all amounts paid in settlement in accordance with this
Section 7 and all reasonable fees of counsel incurred) (collectively, "ADVERSE CONSEQUENCES") any of them may suffer, sustain or become subject to as the result of, arising out of, relating to, in the nature of or caused by
(i) the breach or non-fulfillment by Seller of (or, in the event any third party alleges facts that, if true, would mean Seller has breached or not fulfilled) any representation, warranty, covenant or agreement contained in this Agreement, any other Seller Document or any other instrument or document furnished to the Buyer by the Seller pursuant to this Agreement or any other Seller Document or (ii) the ownership or operation of the Business on or prior to the Closing Date (subject only to Buyer's assumption of the Assumed Liabilities). Notwithstanding anything to the contrary contained herein, Seller shall not be required to indemnify the Buyer Group to the extent arising from a breach of representations or warranties contained in this Agreement or any other Seller Documents unless Buyer gives Seller written notice of such breach prior to the 18-month anniversary of the Closing Date, except with respect to any breach of any representation or warranty made in
Section 3.1 [Organization], Section 3.2 [Authority; Consents and Approvals; No Violation], Section 3.4 [Purchased Assets], Section 3.13 [Intellectual Property Rights], Section 3.14 [Affiliated Transactions], with respect to a breach of which Buyer must give Seller written notice prior to the 36-month anniversary of the Closing Date.

          (b)    Notwithstanding anything contained to the contrary in this
Section 7.1, (i) Seller shall not be obligated to indemnify Buyer for any Adverse Consequences with respect to any claim arising under Section 7.1(a) for breach of representations and warranties unless and until such time as the aggregate amount of such Adverse Consequences arising from any and all breaches of representations and warranties exceeds Two Hundred Seventy Five Thousand Dollars ($275,000) ("BASKET AMOUNT"), and then only for amounts in excess of the Basket Amount; and (ii) the maximum aggregate liability of Seller for any and all Adverse Consequences incurred by Buyer with respect to any claim arising under Section 7.1(a) shall not exceed an amount equal to Twenty-five Million Dollars ($25,000,000) ("CAP AMOUNT").

          (c) Each Seller Member, severally and not jointly, shall indemnify the members of the Buyer Group against and hold them harmless from, and pay on behalf of or reimburse them as and when incurred for any Adverse Consequences any of them may suffer, sustain or become subject to as the result of, arising out of, relating to, in the nature of or caused by the breach by such Seller Member of the representations made by such Seller Member in Section 4 hereof. Notwithstanding anything to the contrary contained herein, a Seller Member shall not be required to indemnify the Buyer Group to the extent arising from a breach of the Section 4 representations by such Seller Member unless Buyer gives such Seller Member written notice of such breach prior to the 36-month anniversary of the Closing Date. Neither Seller Member shall be responsible for the breach of
Section 4 by the other Seller Member.

          7.2 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE PROVISIONS FOR BENEFIT OF THE SELLER. The Buyer shall indemnify the Seller and its members, officers, employees and Affiliates (collectively, the "SELLER GROUP") and hold them harmless from, and pay on behalf of or reimburse them as and when incurred, any Adverse Consequences they may suffer, sustain or become subject to as the result of, arising out of, relating to, in the nature of or caused by the (i) a breach or non-fulfillment by the Buyer of (or, in the event any third party alleges facts that, if true, would mean that the Buyer has breached or not fulfilled) any representation, warranty, covenant or agreement contained in this Agreement, any other Buyer Document or any other instrument document or certificate delivered to Seller pursuant to this Agreement or any other Buyer Document, (ii) any Assumed Liability, or (iii) the ownership or operation of the Business after the Closing Date. Notwithstanding anything contained herein to the contrary, Buyer shall not be required to indemnify the Seller with respect to any Adverse Consequence related to any breach of the representations or warranties contained in this Agreement or any other Buyer Document unless Seller gives Buyer written notice of such breach prior to the eighteen-month anniversary (as the case may be) of the Closing Date, except with respect to any breach of any representation or warranty made in Section 5.1 [Organization] and Section 5.2 [Authority, Consents and Approvals; No Violation], with respect to a breach of which Seller must give Buyer written notice prior to the 36-month anniversary of the Closing Date.

          7.3 INDEMNIFICATION FOR EXCLUDED FOR EXCLUDED LIABILITIES. Seller shall indemnify Buyer and hold Buyer harmless against all Excluded Liabilities and any Adverse Consequences Buyer may suffer, sustain or become subject to as the result of, arising out of, relating to, in the nature of or caused by any of the Excluded Liabilities. Notwithstanding anything to the contrary contained herein, Seller's obligations pursuant to this Section 7.3 shall not be subject to any limitation, whether as to time, amount or otherwise.

          7.4    MATTERS INVOLVING THIRD PARTIES.

          (a) If any third party shall notify any party entitled to indemnification under this Agreement ("INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other party hereto ("INDEMNIFYING PARTY") under this Section 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (b) Any Indemnifying Party will have the right to control the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, or if the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party will assume the defense of the Third Party Claim while reserving its rights to contest its obligations under this
Section 7 (provided that the Indemnifying Party shall in such case provide the Indemnified Party with a reasonable basis for so reserving its rights to contest, and the Indemnifying Party shall promptly notify the Indemnified Party if, upon its further review of the Third Party Claim, that it is not obligated under this Section 7 to indemnify the Indemnified Party with respect to such Third Party Claim), (ii) the Indemnifying Party has the financial resources to defend the Third Party Claim, (iii) the Third Party Claim is not of such a nature that an adverse determination of which would have a material adverse effect on the Indemnified Party's ability to conduct it Business in the future, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.4(b) above, (A) at the expense of the Indemnified Party, the Indemnified Party may retain separate co-counsel and participate in the defense of the Third Party Claim, (B)the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be withheld unreasonably) and (C) the Indemnifying Party will not consent to the entry or any judgment or enter into any settlement with respect to the

Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be withheld unreasonably).

          (d) In the event any of the conditions in Section 7.4(b)(ii), 7.4(b)(iii) and 7.4(b)(iv) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, the Third Party Claim and (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
Section 7. The provisions of Section 7(c)(B) and (C) shall be applicable under this Section 7(d).

          7.5 DETERMINATION OF ADVERSE CONSEQUENCES. The parties shall take into account the time cost of money (using the prime rate published from time-to-time in the WALL STREET JOURNAL as the discount rate) in determining Adverse Consequences for purposes of this Section 7. The parties shall also take into account any tax savings realized by the Indemnifying Party resulting from any Adverse Consequences. Any indemnification obligations of any party under this Section 7 shall be reduced by any insurance proceeds received by the Indemnified Party with respect to the Adverse Consequences giving rise to such indemnification obligation, except for purposes of
Section 7.1(b) above.

          7.6 EXCLUSIVE REMEDY. Following the Closing, the indemnification obligations of this Section 7 shall be the exclusive remedy for breaches under this Agreement and any other Buyer Document or Seller Document, and no other remedy shall be had in contract, tort or otherwise with respect to breaches of this Agreement.

          7.7 SELLER MEMBERS' OBLIGATION WITH RESPECT TO PURCHASED ACCOUNTS RECEIVABLES. Each of the Seller Members hereby severally (and not jointly) guarantees the payment obligations of the Seller (if any) under
Section 1.7(d) above as follows: if the Seller fails to make a required payment under Section 1.7(d) above within the time period set forth in such section, then, within two (2) business days after the expiration of such time period, each Seller Member shall deliver to Buyer in immediately available funds to an account designated by Buyer an amount equal to fifty percent (50%) of the amount owed by Seller under such section.

          7.8 OBLIGATIONS UNDER SECTION 8. Notwithstanding any to the contrary in this Agreement, the obligations of each of the Restricted Parties and under Section 8 are several, and not joint, obligations of each Restricted Party. None of the Restricted Parties shall be responsible for the compliance with, or liable for the breach of, any provision of Section 8 by another Restricted Party.

          SECTION 8.  COVENANT NOT TO COMPETE, SOLICIT

          8.1 NONCOMPETITION. Each of Seller, William J. Curtis, Freedom Magazines, Inc. and CurtCo Publishing (collectively the "RESTRICTED PARTIES") agrees that during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the "NON-COMPETITION PERIOD"), it shall not, directly or indirectly, either for itself or for any other Person, permit its name to be used by or participate in the business of (i) publishing any periodical or other document substantially similar to any of the Purchased Magazines, and (ii) conducting trade shows substantially similar to the Show (collectively, the "RESTRICTED ACTIVITIES") anywhere in the United States. For purposes of this Agreement, the term "participate" includes any direct or indirect interest in any enterprise, whether as a partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; PROVIDED that the term "participate" shall not include ownership of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. Each of the Restricted Parties agrees that this covenant is reasonable with respect to its duration, geographical area and scope. The parties acknowledge that Seller's magazines entitled HOME OFFICE COMPUTING, SALES & FIELD FORCE AUTOMATION, SMALL BUSINESS COMPUTING, FIELD FORCE AUTOMATION and KNOWLEDGE MANAGEMENT (including any related custom publishing and newsletters) do not constitute magazines substantially similar to the Purchased Magazines.

          8.2 NO SOLICITATION; NO HIRE. During the first twelve (12) months of the Non-Competition Period, none of the Restricted Parties shall
(i) induce or attempt to induce any employee of Buyer or any of its subsidiaries who was a former employee of Seller related to the Business and hired by Buyer as of the Closing Date to leave his or her employ with Buyer or any Buyer subsidiary. The Restricted Parties shall not induce or attempt to induce any employee of Buyer or any of its subsidiaries to leave his or her employ or in any way interfere with the relationship between Buyer or any of its subsidiaries and any such former Buyer employee (ii) hire any person who (A) was an employee of Buyer or any subsidiary at any time or (B) was an employee of Seller prior to being hired by Buyer (unless such employee was terminated by Buyer or such employee first terminated his or her employment relationship with Buyer (and such termination by the employee occurred at least ninety (90) days prior to such employee's being hired by a Restricted Party)) , without the express prior written consent of Buyer, which consent shall not be unreasonably refused or withheld or (iii) induce or attempt to induce any supplier, licensee, licensor or franchisee of Buyer or any of its subsidiaries with the intent to cause them to cease doing business with them with respect to the Purchased Magazines or in any way interfere with the relationship between Buyer or any of its subsidiaries and any such person with such intent (including without limitation, making any negative statements or communications about Buyer, its Affiliates or its subsidiaries). The parties acknowledge that inducing or attempting to induce any supplier, licensor, franchisee or other business relationship in the ordinary course of business to (i) provide products or services to any of the parties bound by this Section 8.2 in connection with any existing or future publications, shows or other products or services or (ii) obtain products or services from any such party shall not constitute a breach of the foregoing provisions of this Section 8.2.

          8.3 EQUITABLE RELIEF. Seller hereby agrees and acknowledges that Buyer has protectable interests (in the form of trade secrets, strategy, customer lists, etc.) relating to the Business, and that Buyer would suffer irreparable harm from a breach by Seller of any of the covenants or agreements contained in this Section 8. In the event of an alleged or threatened breach by Seller of any of the provisions of this Section 8, Buyer or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof. Seller agrees that these restrictions are reasonable.

          8.4 LIMITED APPLICATION OF PROVISIONS WITH RESPECT TO FREEDOM MAGAZINES, INC. The provisions of this Section 8 shall not apply to any Affiliate of Freedom Magazines, Inc., either directly or indirectly, other than wholly-owned subsidiaries of Freedom Magazines, Inc. and other business entities which are controlled by Freedom Magazines, Inc.

          8.5 COLLECTION OF ACCOUNTS RECEIVABLE. The parties acknowledge that the collection of accounts receivable by Seller or any assignee or successor thereof, including the collection of Purchased Accounts Receivable, shall not constitute a violation of any of the provisions of this Section 8.

          SECTION 9. DEFINITIONS. Wherever used in this Agreements the following terms and phrases have the following respective meanings:

          "ACCOUNTING FIRM" has the meaning set forth in Section 1.7(c) hereof.

          "ADVERSE CONSEQUENCES" has the meaning ascribed thereto in Section 7.2(a) hereof.

          "AFFILIATE" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 25% or more of the stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, and (iii) each of such Person's officers, directors, joint venturers and partners. For the purpose of this definition, "CONTROL" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership or voting securities, by contract or otherwise.

          "AGREEMENT" has the meaning set forth in the preamble hereof.

          "ASSUMED CURRENT LIABILITIES" means all of Seller's current liabilities and other liabilities relating to the Purchased Issues as of the Closing Date, the estimated amounts of which will be reflected on the CLOSING DATE STATEMENT OF ASSETS AND LIABILITIES.

          "ASSUMED LIABILITIES" has the meaning ascribed thereto in Section 1.3(a).

          "BASKET AMOUNT" has the meaning ascribed thereto in Section 7.2(b).

          "BUSINESS" has the meaning set forth in the recitals hereof.

          "BUYER" has the meaning set forth in the preamble hereof.

          "BUYER DOCUMENTS" has the meaning set forth in Section 5.2 hereof.

          "BUYER GROUP" has the meaning ascribed thereto in Section 7.2(a).

          "BUYER'S RECONCILIATION STATEMENT" has the meaning set forth in
Section 1.7(b) hereof.

          "CAP AMOUNT" has the meaning ascribed thereto in Section 7.2(b).

          "CLOSING" has the meaning set forth in Section 1.4 hereof.

          "CLOSING DATE" has the meaning set forth in Section 1.4 hereof.

          "CLOSING DATE CASH PAYMENT" has the meaning set forth in Section 1.5 hereof.

          "CLOSING DATE STATEMENT OF ASSETS AND LIABILITIES" has the meaning set forth in Section 1.6 hereof.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "ESTIMATED PURCHASED CURRENT ASSETS PRICE" means the sum of the estimated Purchased Accounts Receivable, Estimated Purchased Inventories, estimated Purchased Prepaids as set forth on the CLOSING DATE STATEMENT OF ASSETS AND LIABILITIES.

          "EXCLUDED ASSETS" has the meaning ascribed thereto in Section 1.2 hereof.

          "EXCLUDED LIABILITIES" has the meaning ascribed thereto in Section 1.3(b) hereof.

          "EXCLUDED RECEIVABLES" has the meaning ascribed thereto in Section 1.2(ix) hereof.

          "GAAP" means generally accepted accounting principles in the United States as in effect at such time with respect to any determination time.

          "GOVERNMENT APPROVALS" has the meaning set forth in Section 2.1(e) hereof.

          "GOVERNMENT LICENSES" has the meaning ascribed thereto in Section 1.1(x).

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "IMMATERIAL ASSUMED CONTRACT" means an agreement or other obligation (i) having a remaining term of less than six (6) months or terminable upon 30 days' or less notice, (ii) constituting obligations of Seller of $25,000 or less and (iii) relating to the Purchased Issues.

          "INDEMNIFIED PARTY" has the meaning set forth in Section 7.5(a) hereof.

          "INDEMNIFYING PARTY" has the meaning set forth in Section 7.5(a).

          "INTELLECTUAL PROPERTY RIGHTS" means all of the following which are owned by or licensed to Seller and which are used exclusively in the Business, together with all income, royalties, damages and payments due or payable as of the Closing or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world): patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos and trade names, together with all goodwill associated therewith and all translations, adaptations, derivations and combinations of the foregoing; copyrights and copyrighted works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential and proprietary information (including ideas, formulae, recipes, compositions, know-how, related processes and techniques, research and development information, drawings, specifications, designs, plans, proposals and technical data and manuals); referral source lists and related information; and computer software (including data and related documentation); together with all associated goodwill with respect thereto and all books, records, drawings or other indicia, however evidenced; in each case including the items set forth on the attached INTELLECTUAL PROPERTY SCHEDULE.

          "LATEST STATEMENT OF ASSETS AND LIABILITIES" has the meaning set forth in Section 3.10 hereof.

          "LIEN RELEASES" has the meaning set forth in Section 2.1(c) hereof.

          "LIENS" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other laws, which secures the payment of a debt (including without limitation, any Tax) or the performance of an obligation.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on the Purchased Assets or an event which would prevent Seller from consummating the transactions contemplated by this Agreement.

          "NON-COMPETITION PERIOD" has the meaning ascribed thereto in
Section 8.1 hereof.

          "NOTICE OF OBJECTION" has the meaning set forth in Section 1.7(c) hereof.

          "PERMITTED LIENS" means (i) liens securing the obligations of Seller reflected as liabilities on the Closing Date Balance Sheet, to the extent not satisfied after such date, and expressly assumed by Buyer pursuant to Section 1.2(a) hereof, (ii) other imperfections of title, restrictions or encumbrances, if any, which imperfections, restrictions or encumbrance which do not, individually or in the aggregate, impair the continued use and operation of the Purchased Assets to which they relate and do not affect the merchantability of the title to the Purchased Assets to which they relate;
(iii) liens for current Taxes not yet due or payable; (iv) mechanic's or materialman's liens or similar statutory liens for amounts not yet due or payable; and (v) purchase money security interests or liens.

          "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government entity or any department, agency or political subdivision thereof.

          "PURCHASED ACCOUNTS RECEIVABLES" means Seller's advertising receivables, list rental receivables, newsstand receivables and net direct-to-dealer receivables related exclusively to the Purchased Magazines and aged less than 180 days as of the Closing Date, the estimated amounts of which will be reflected on the CLOSING DATE STATEMENT OF ASSETS AND LIABILITIES.

          "PURCHASED ASSETS" has the meaning ascribed thereto in Section 1.1 hereof.

          "PURCHASED CURRENT ASSETS" means the Purchased Accounts Receivable, the Purchased Inventories, and the Purchased Prepaids.

          "PURCHASED CURRENT ASSETS HOLDBACK" means the amount of $500,000 which Buyer shall holdback and retain from the Estimated Purchased Current Assets Price which shall otherwise be paid to Seller on the Closing Date. The Purchased Current Assets Holdback Amount shall be retained by Buyer pending the reconciliation of the Purchased Current Assets pursuant to Sections 1.6 and 1.7.

          "PURCHASED INVENTORIES" means Seller's paper inventory (i) held by the Seller as of the Closing Date, (ii) related to the Purchased Issues with cover dates of February and March 1999 (plus up to a one-third overage above such inventories), (iii) for which the Seller has previously paid the supplier (and for which, therefore, the Buyer is not assuming an accounts payable with respect to and (iv) the estimated amount of which is set forth on the CLOSING DATE STATEMENT OF ASSETS AND LIABILITIES.

          "PURCHASED ISSUES" means the following issues of the Purchased Magazines and any issues of the Purchased Magazines published after the listed issue cover date with respect to each Purchased Magazine:

          Purchased Magazine                           Issue Cover Date
          ------------------                           ----------------
          HOME THEATER MAGAZINE                        February 1999
          HOME THEATER INTERIORS MAGAZINE              Summer 1999
          HOME THEATER BUYER'S GUIDE SERIES            Spring 1999
          DIGITAL HOME ENTERTAINMENT MAGAZINE          Spring 1999
          MOBILE COMPUTING & COMMUNICATIONS MAGAZINE   February 1999
          THE ESSENTIAL GUIDE TO COMPANY-WIDE
            DEPLOYMENT OF MOBILE TECHNOLOGY            January 2000
          PORTABLE COMPUTING MAGAZINE                  February 1999

          "PURCHASED MAGAZINES" means HOME THEATER MAGAZINE, HOME THEATER INTERIORS MAGAZINE, HOME THEATER BUYER'S GUIDE SERIES, DIGITAL HOME ENTERTAINMENT MAGAZINE, MOBILE COMPUTING & COMMUNICATIONS MAGAZINE, THE ESSENTIAL GUIDE TO COMPANY-WIDE DEPLOYMENT OF MOBILE TECHNOLOGY and PORTABLE COMPUTING MAGAZINE.

          "PURCHASED PREPAIDS" means all of Seller's prepaid items related to the Purchased Issues as of the Closing Date, the estimated amounts of which as of the Closing Date will be reflected in the CLOSING DATE STATEMENT OF ASSETS AND LIABILITIES.

          "RESTRICTED ACTIVITIES" has the meaning ascribed thereto in Section
8.1 hereof.

          "SELLER GROUP" has the meaning ascribed thereto in Section 7.3 hereof.

          "SELLER DOCUMENTS" has the meaning set forth in Section 3.2 hereof.

          "SELLER MEMBERS" shall mean CurtCo Publishing and Freedom Magazines, Inc.

          "SHOW" has the meaning ascribed thereto in Section 1.1(xv) hereof.

          "TAX" or "TAXES" has the meaning set forth in Section 3.6 hereof.

          "THIRD PARTY APPROVALS" has the meaning set forth in Section 2.1(d) hereof.

          "THIRD PARTY CLAIM" has the meaning set forth in Section 7.5(a) hereof.

          "TRANSFER DOCUMENTS" has the meaning set forth in Section 2.1(g) hereof.

         SECTION 10. MISCELLANEOUS AGREEMENTS. Buyer and Seller covenant and agree as follows:

                 10.1 SEVERANCE LIABILITIES TO FORMER EMPLOYEES OF SELLER. Seller shall be solely responsible for the payment of severance compensation and other amounts payable to each employee of Seller (if any, and regardless of whether any such employee is subsequently hired by Buyer), except as expressly provided for otherwise in this Agreement.

                 10.2 COMPLIANCE WITH BULK SALES LAW. Buyer hereby waives compliance by Seller with the provisions of any bulk sales law if and to the extent applicable to the transactions contemplated by this Agreement.

                 10.3 GOOD FAITH OBLIGATIONS. Buyer and Seller agree to proceed diligently and in good faith to consummate the transactions contemplated hereunder and otherwise to cause the Closing to occur, and will use all reasonable efforts to take or cause to be taken all actions, and do nor cause to be done all things, necessary, proper or advisable to cause the Closing to be consummated; PROVIDED, HOWEVER, that neither Buyer nor Seller shall not be obligated to waive any conditions to its obligations to close set forth in this Agreement.

                 10.4 CONFIDENTIALITY. Each of the parties to this Agreements shall keep the terms, provisions and conditions of this Agreement confidential and shall not disclose the same to any third parties except as may be required by law or except to such party's attorneys, accountants and, to the extent necessary, persons providing financing. Notwithstanding the foregoing, after Closing, either party may issue a press release and otherwise announce the transaction, PROVIDED THAT such party must receive prior consent (which consent shall not be unreasonably withheld) of the other party after giving such party a reasonable amount of time to review the proposed press release. The covenants of the parties under this Section 10.3 shall continue from the date of this Agreement and shall survive the Closing. Seller shall continue to maintain and keep confidential all financial information relating to Buyer which Buyer has provided to Seller. Buyer shall continue to maintain the confidentiality of any financial information concerning Seller and the Purchase Price.

                 10.5 RISKS OF LOSS; PRORATIONS; EXPENSE. Any damage to the Purchased Assets, or any single asset or any part thereof, prior to the Closing shall be borne by Seller. In the event of any material loss or material damage to the Purchased Assets prior to the Closing, Buyer shall have the option to cancel this Agreement by notice to Seller. Each party shall bear its own costs and expenses, including attorneys' and accountants' fees, in connection with the negotiation, due diligence investigation, documentation and consummation of the sale and purchase of the Purchased Assets and the other transactions contemplated by this Agreement.

                 10.6     TERMINATION.

          (a) This Agreement may be terminated and the transactions contemplated herein may be abandoned (1) by mutual written agreement of the parties hereto at any time or (2) by either party by written notice to the other if the closing Date shall have not have occurred on or before February 15, 1999, provided that the right to terminate this Agreement hereunder shall not be available to any party whose breach of any representation or warranty or failure to perform or comply with any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

          (b) In the event of any termination of this Agreement as provided in Section 10.5(a) above, this Agreement shall forthwith become wholly void and be of no further force and effect and there shall be no liability on the part of any of the parties hereto or their respective officers, directors or members, except that (i) such termination shall not relieve any party from liability for any breach of or preclude any party from pursuing all available rights or remedies against another party as a result of the breach of any covenant or agreement contained herein prior to such termination, and (ii) the confidentiality provisions of Section 10.3 hereof shall survive such termination.

                 10.7 EXTENSION; WAIVER. The parties hereto may extend the time for, or waive the performance of, any of the obligations of any parties hereto, waive any inaccuracies in the representations or warranties of any parties hereto, or waive compliance by any parties hereto with any of the covenants or conditions contained in this Agreement. However, any such extension or wavier shall be in writing and signed by all of the parties hereto. No such waiver shall operate or be construed as a waiver of any subsequent act or omission of any party hereto.

                 10.8     NOTICES. Any notice to a party pursuant to this
Agreement shall be given by one of the following means:   (a) certified or
registered United States mail, postage prepaid, (b) private courier or express service requesting evidence of receipt as a party of its service, or
(c) by facsimile, with a copy also to be given by first class United States mail, postage prepaid, or by any means permitted under subparagraphs (a) or
(b) of this Section 10.8 Notices shall be given to the parties at the following addresses:

          (a)    IF TO SELLER OR ANY SELLER MEMBER

                 CurtCo Freedom Group, L.L.C.
                 29160 Heathercliff Road, Suite 200
                 Malibu, CA   90265-4125
                 Attention: William J. Curtis, Chief Executive Officer
                 Telephone:   (310) 589-1334
                 Facsimile:   (310) 589-5606

                 Freedom Magazines, Inc.
                 17666 Fitch
                 Irvine, CA   92614-6022
                 (P. O. Box 19549, Irvine, CA 92623-9549)

                 Attention: Samuel C. Wolgemuth, President
                 Telephone:   (949) 253-2301
                 Facsimile:   (949) 798-3527

                 WITH A MANDATORY COPY TO:

                 Freedom Communications, Inc.
                 17666 Fitch
                 Irvine, CA   92614-6022
                 (P. O. Box 19549, Irvine, CA 92623-9549)
                 Attention: Glenn E. Fuller, Vice President and General Counsel
                 Telephone:   (949) 253-2306
                 Facsimile:   (949) 798-3524

          (b)    IF TO BUYER:

                 Petersen Publishing Company, L.L.C.
                 6420 Wilshire Boulevard
                 Los Angeles, California  90048-5515
                 Attention:   Richard S Willis
                 Facsimile:   (213) 782-2526

                 WITH A MANDATORY COPY TO:

                 Kirkland & Ellis
                 200 East Randolph
                 Chicago, Illinois  60601
                 Attention:   John A. Weissenbach, Esq.
                              Michael L. Newquist, Esq.
                 Facsimile:   (312) 861-2200

                 10.9     EMPLOYEE BENEFITS AND EMPLOYEE PRIOR SERVICE
CREDIT.

          (a) Buyer does not assume, and Seller agrees to be solely responsible for, any and all liabilities and obligations, including but not limited to obligations to give notice, relating to health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended which relate to, arise out of, or are in connection with, this transaction or the events contemplated by this Agreement. Seller shall be obligated to, and shall give in a timely manner all notices and take all action with respect to, the termination by Seller of its employees or termination of any employee benefit or retirement plan required by any law, statute, ordinance or regulation, or any employment agreement or policy, and making any severance or other payment due with respect to or as a result of such termination.

          (b) Buyer shall, as to hired Business employees, cause its insurance carriers and administrators to (i) recognize service with Seller ("PRIOR SERVICE") for purposes of eligibility to enroll in Buyer's welfare plans (E.G., its life, medical, dental, accident, disability and similar benefit plans); (ii) provide each such hired employee with credit relating to the current calendar year under its medical and dental plans for payments made under Seller's medical and dental plans in satisfying any deductible or out-of-pocket limit requirements; (iii) provide medical and dental benefits to hired employees in accordance with the Health Insurance Portability and Accountability Act and the rules and regulations promulgated thereunder ("HIAA"), as if the terms and conditions of HIAA were effective and applicable to Buyer to their fullest extent as of the date hereof; and (iv) waive all waiting periods, insurability and pre-existing condition requirements to the extent not applicable to a hired employee under Seller's employee benefit programs.

          (c) Buyer shall recognize Prior Service for hired employees for purposes of determining entitlement to vacation and sick leave as employees under its applicable vacation and sick leave policies.

          (d) Buyer shall recognize Prior Service for hired employees for purposes of eligibility and vesting under each benefit program that provides pension, savings or other deferred benefits which is adopted, maintained or contributed to by Buyer or any of its Affiliates to the extent such programs are made available to the hired employees.

          (e) Buyer shall recognize Prior Service for purposes of determining entitlement to and the amount of severance benefits which may be payable to any hired employees after the Closing Date for at least four (4) months. During said four-month period, a severance payment to a hired employee shall not, in any case, be less than the amount to which the hired employee would have been entitled were such hired employee in the employ of Seller on the date of termination (based upon Seller's severance policies in effect as of the Closing).

          10.10 BINDING EFFECT. Upon execution hereof by all parties hereto, this Agreement shall inure to the benefit of, be binding on and be enforceable against the parties and their respective heirs, legal representations, successors and assigns.

          10.11 ENTIRE AGREEMENT. This Agreement (including the exhibits and schedules hereto) and the instruments and comments delivered pursuant hereto, and the other agreements contemplated or required hereby, constitute the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any prior agreements and understandings relating to the subject matter hereof, including, without limitation, the letter of intent dated November 11, 1998. This Agreement may be modified or amended only by a written instrument executed by all parties hereto. Notwithstanding the foregoing, in the event the Closing does not occur, any prior agreement with respect to confidentiality of information furnished by any party shall continue to be binding on all parties thereto.

          10.12 EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

          10.13 GOVERNING LAW. THE LAWS OF THE STATE OF CALIFORNIA SHALL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.

          10.14 ATTORNEYS' FEES; COSTS OF LITIGATION. If any arbitration, legal action or any other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

          10.15 RIGHT TO SUPPLEMENT SCHEDULES. Each party hereto shall have the right to supplement or correct any schedule to this Agreement which relates to any representation, warranty or disclosure made by such party pursuant to this Agreement. Any such supplement or correct to a schedule shall be delivered to all other parties hereto prior to the Closing, shall be accompanied by true and complete copies of all agreements, instruments or other documents or items referred to therein, shall be subject to the approval of all other parties hereto and shall be subject to the other provisions of this Agreement with respect to such schedule.

          10.16 CONSTRUCTION AND INTERPRETATION. The Agreement is the result of negotiations between the parties and their legal counsel, and the terms and provisions hereof shall be interpreted and construed in accordance with their usual and customary meanings. The parties each waive the application of any rule of law which otherwise would be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions should be interpreted or construed against the party who, or whose attorney, prepared the executed agreement or any earlier draft of same. The headings of the paragraphs and sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions

          10.17 NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be caused to give any Person (other than the parties hereto and such assign) any legal or equitable rights hereunder.

          10.18 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including) all successors and assigns in the event of a liquidation or dissolution of Seller), except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either party without the prior written consent of the other party hereto; PROVIDED, HOWEVER, that no consent shall be required for an assignment to any Affiliate of the assignor as long as the assignee has the financial capacity and ability to fulfill the obligations of the assignor to the other party.

          10.19 SEVERABILITY OF PROVISIONS. If any term or provision of this Agreement, or the application of any such term or provision to any person or circumstances, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

          10.20 ASSUMED CONTRACTS. To the extent that any of the contracts, agreements or other documents or instruments assumed by Buyer hereunder ("ASSUMED CONTRACTS") are non-assignable or non-transferable to Buyer, or non-assignable or non-transferable without the consent of a third party, or shall be subject to any option in any third party by virtue of a request for permission to assign or transfer by reason of or pursuant to this Agreement or the transactions contemplated hereby, this Agreement shall not constitute a contract to assign or transfer the same if an attempted assignment or transfer would constitute a breach thereof. If Seller shall have failed to procure consent to any such assignment or transfer or waiver of such option prior to the Closing Date, if requested by Buyer, Seller shall use reasonable commercial efforts to make the use and benefit of such Assumed Contract available to Buyer to the same extent as nearly as may be possible as if such impediment to assignment or transfer did not exist. Buyer shall assume and pay, discharge, perform or otherwise satisfy all debts, obligations and liabilities of Seller which arise on or after the Closing Date with respect to such Assumed Contracts, to the extent that the use and benefit thereof shall have been made available to Buyer pursuant to this Section 10.20.

                                *   *   *   *

          IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.


                              CURTCO FREEDOM GROUP, L.L.C.


                              By:  /s/ WILLIAM J. CURTIS
                                   -------------------------------------
                                   William J. Curtis
                                   Its: Chief Executive Officer


                              PETERSEN PUBLISHING COMPANY, L.L.C.


                              By:  /s/ RICHARD S WILLIS
                                   -------------------------------------
                                   Richard S. Willis
                                   Its:  Chief Financial Officer


                              FOR PURPOSES OF SECTION 4, SECTION 7.1(c), SECTION
                              7.7 AND SECTION 8 ONLY:


                              FREEDOM MAGAZINES, INC.


                              By:  /s/ SAMUEL C. WOLGEMUTH
                                   ---------------------------------------
                                   Printed Name: Samuel C. Wolgemuth
                                   Its:  President


                              CURTCO PUBLISHING


                              By:  /s/ WILLIAM J. CURTIS
                                   ---------------------------------------
                                   Printed Name: William J. Curtis
                                   Its:  President/CEO


                              FOR PURPOSES OF SECTION 8 ONLY:

                              /s/ WILLIAM J. CURTIS
                              ---------------------------------------------
                              William J. Curtis